UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.          )

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AGILENT TECHNOLOGIES, INC.
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Agilent Technologies, Inc.
5301 Stevens Creek Blvd.
Santa Clara, California 95051

Michael R. McMullen
Chief Executive Officer

February 2016

To our Stockholders:

I am pleased to invite you to attend the annual meeting of stockholders of Agilent Technologies, Inc. (“Agilent”) to be held on Wednesday, March 16, 2016 at 8:00 a.m., Pacific Time, at Agilent’s headquarters located at 5301 Stevens Creek Blvd., Building No. 5, Santa Clara, California (U.S.A.). Details regarding admission to the annual meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

If you are unable to attend the annual meeting in person, you may listen through the Internet or by telephone. To listen to the live webcast, log on at www.investor.agilent.com and select the link for the webcast. To listen by telephone, please call (877) 312-5529 (international callers should dial (253) 237-1147). The meeting identification number is 94999805. The webcast will begin at 8:00 a.m. and will remain on Agilent’s website for one year. You cannot record your vote or ask questions on this website or at this phone number.

We have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope that you will vote as soon as possible. Please review the instructions on each of your voting options described in the Proxy Statement and the Notice of Internet Availability of Proxy Materials you received in the mail.

Thank you for your ongoing support of, and continued interest in, Agilent.

Sincerely,

Admission to the annual meeting will be limited to stockholders. You are entitled to attend the annual meeting only if you are a stockholder of record as of the close of business on January 19, 2016, the record date, or hold a valid proxy for the meeting. In order to be admitted to the annual meeting, you must present proof of ownership of Agilent stock on the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership on January 19, 2016, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders may also be asked to present a form of photo identification such as a driver’s license or passport. Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted at the annual meeting. Agilent reserves the right to inspect any persons or proposals prior to their admission to the annual meeting. Failure to follow the meeting rules or permit inspection will be grounds for exclusion from the annual meeting.

AGILENT TECHNOLOGIES, INC.

5301 Stevens Creek Blvd.
Santa Clara, California 95051
(408) 553-2424

Notice of Annual Meeting of Stockholders

TIME	8:00 a.m., Pacific Time, on Wednesday, March 16, 2016

PLACE	Agilent’s Headquarters
5301 Stevens Creek Boulevard, Building No. 5
Santa Clara, California (U.S.A.)

ITEMS OF BUSINESS	(1) To elect three directors to a 3-year term. At the annual meeting, the Board of Directors intends to present the following nominees for election as directors:

●Paul N. Clark ●James G. Cullen; and ●Tadataka Yamada, M.D.

(2) To ratify the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm.

(3) To approve, on a non-binding advisory basis, the compensation of Agilent’s named executive officers.

(4) To approve amendments to our Amended and Restated Certificate of Incorporation and Bylaws to declassify the Board.

(5) To consider such other business as may properly come before the annual meeting.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a stockholder at the close of business on Tuesday, January 19, 2016.

ANNUAL MEETING ADMISSION	To be admitted to the annual meeting, you must present proof of ownership of Agilent stock as of the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership on January 19, 2016, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting or voting instruction card provided by your broker, bank or nominee. You may also be asked to present a form of photo identification such as a driver’s license or passport. The annual meeting will begin promptly at 8:00 a.m. Limited seating is available on a first come, first served basis.

VOTING	For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the Proxy Statement, on your enclosed proxy card.

By Order of the Board,

MICHAEL TANG
Senior Vice President, General Counsel and
Secretary

This Proxy Statement and the accompanying proxy card are being sent or made available on or about February 4, 2016.

SUMMARY INFORMATION

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein are generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on the beliefs and assumptions of Agilent’s management and on currently available information. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our annual report on Form 10-K for the year ended October 31, 2015. Agilent undertakes no responsibility to publicly update or revise any forward-looking statement.

PROXY SUMMARY

The following is a summary which highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you are urged to read the entire Proxy Statement carefully before voting.

Voting Matters and Vote Recommendations

There are four items of business which Agilent currently expects to be considered at the Annual Meeting. The following table lists those items of business and the Agilent Board’s vote recommendation.

PROPOSAL		BOARD VOTE RECOMMENDATION
(1)	Election of Directors	For each director nominee
(2)	Ratification of the Independent Registered Public Accounting Firm	For
(3)	Advisory vote to approve Named Executive Officer Compensation	For
(4)	Amendments to our Amended and Restated Certificate of Incorporation and Bylaws to declassify the Board	For

Director Nominees

Agilent’s Board is currently divided into three classes serving staggered three-year terms. The following table provides summary information about each of the three director nominees who are being voted on at the Annual Meeting.

					COMMITTEE				OTHER
		DIRECTOR		INDE-	MEMBERSHIPS				PUBLIC
NAME	AGE	SINCE	OCCUPATION	PENDENT	AC	CC	NCG	EC	BOARDS
Paul N. Clark	68	2006	Strategic Advisory Board	Yes	M		M		2
			Member of Genstar
			Capital, LLC
James G. Cullen	73	2000	Retired President and	Yes			C	C	4
			Chief Operating Officer of
			Bell Atlantic Corporation
			(now known as Verizon)
Tadataka Yamada, M.D.	70	2011	Venture Partner, Life	Yes		M	M		—
			Sciences Team, and Senior
			Advisor, Growth Buyout
			Team, Frazier Healthcare

Key:	AC: Audit Committee; CC: Compensation Committee; NCG: Nominating/Corporate Governance Committee; EC: Executive Committee; C: Chairperson; M: Member

SUMMARY INFORMATION

New Executive Officer Compensation Program

Listening to Our Shareholders

Agilent has historically received over 90% shareholder support on our “Say-on-Pay” proposals along with support from the major shareholder advisory firms. However, early in 2015 the major shareholder advisory firms recommended an “Against” vote on our fiscal year 2014 Say on Pay proposal. In response, our Compensation Committee Chair and members of management met with 15 of our largest shareholders who own more than 40% of Agilent’s outstanding shares to hear their concerns. While our fiscal year 2014 Say on Pay proposal passed with 60% shareholder support, we were disappointed with this result and commenced a full review of our programs. Following these meetings, the Compensation Committee, our independent Compensation Committee consultant, and Agilent management considered the feedback received from shareholders and proposed a number of changes to our executive compensation programs for fiscal year 2016. In August 2015, our Compensation Committee Chair and members of management met again with 8 of our largest shareholders to preview our proposed program design changes. The feedback on our proposals was positive and in September, the Compensation Committee approved the design changes set forth below and as more fully described in the Compensation Discussion and Analysis and Executive Compensation sections of the proxy statement to take effect in fiscal year 2016.

Program	FY15 Design	FY16 Design
Performance Period	Semi-Annual	Annual
Primary Financial Metrics	Operating Margin (“OM”) / Revenue	Return on Invested Capital
(“ROIC”) / Revenue
Stock Options	50% of target LTI value	n/a
(Time-Based Vesting)
LTPP Shares	50% of target LTI value	30% of target LTI value
(Relative Total Shareholder
Return (“TSR”))
LTPP Shares	n/a	30% of target LTI value
(Financial Metric:
OM for FY16)
RSUs	n/a	40% of target LTI value
(Time-Based Vesting)
One Year Post-Vest	None	Apply to LTPP and RSUs
Holding Period
	✓ 2X cap on LTPP shares ✓ No cap on payout dollar value	Lower of:
Payout Caps		✓ 2X cap on # of shares
✓ 3X cap on payout dollar value

The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

SUMMARY INFORMATION

Business Highlights

Fiscal Year 2015 was a momentous year for Agilent. We entered the year as a stand-alone Life Sciences, Diagnostics and Applied Markets company, having just completed the spin-off of Keysight Technologies. On March 18, 2015, we appointed Mike McMullen as Agilent’s 3rd Chief Executive Officer, succeeding Bill Sullivan who announced his decision to retire last year. This year also marks Agilent’s 50th anniversary in analytical instrumentation.

Agilent is a global leader in life sciences, diagnostics and applied chemical markets and the premier laboratory partner for a better world. Ultimately, our fiscal year 2015 results reflect the dedication and passion of over 12,000 employees worldwide, in more than 100 countries providing instruments, software, services and consumables for the entire laboratory workflow. A few of our most notable performance highlights include the following:

➢

We closed the acquisitions of (a) Cartagenia, a provider of software solutions for variant assessment and reporting of clinical genomics data from next-generation sequencing and microarrays in May 2015 and (b) Seahorse Bioscience, a leading provider of instruments and assay kits for measuring cell metabolism and bioenergetics. Seahorse’s unique technology is the perfect complement to Agilent’s market-leading separations and mass spec solutions, in particular for metabolomics and disease research in pharma in November 2015.

➢	We returned $400 million to shareholders in the form of dividends and buybacks and generated $491 million in operating cash flow.
➢	Our Life Sciences and Applied Markets Group (“LSAG”) introduced the following new products:

●The 5977B High Efficiency Source (HES) GC/MSD System, a tandem gas chromatograph and mass spectrometer that delivers lower limits of detection than any other instrument in its class.

●The 4200 TapeStation system, a fully automated instrument that enables scientists to rapidly analyze up to 96 DNA samples at a time, and sets a new sample QC standard for next-gen sequencing; and

●The 1290 Infinity II Vialsampler that shortens injection cycles, lowers carryover and enlarges sample capacity-at a pressure range of up to 1300 bar.

➢

Our Diagnostics and Genomics Group (“DGG”) partnered with Merck & Co. and Bristol-Myers Squibb and received FDA approval of two new companion diagnostic tests for Merck’s Keytruda and Bristol Myers Squibb’s OPTDIVO therapies, both drugs targeted at treating non-small cell lung cancer.

2016 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ELECTION OF DIRECTORS

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nomination Criteria: Qualifications and Experience

The Nominating/Corporate Governance Committee (the “Nominating Committee”) performs an assessment of the skills and the experience needed to properly oversee the interests of the Company. Generally the Nominating Committee reviews both the short and long term strategies of the Company to determine what current and future skills and experience are required of the Board in exercising its oversight function. The Nominating Committee then compares those skills to the skills of the current directors and potential director candidates. The Nominating Committee conducts targeted efforts to identify and recruit individuals who have the qualifications identified through this process. The Nominating Committee looks for its current and potential directors collectively to have a mix of skills and qualifications, some of which are described below:

●	a reputation for personal and professional integrity and ethics;
●	executive or similar policy-making experience in relevant business or technology areas or national prominence in an academic, government or other relevant field;
●	breadth of experience;
●	soundness of judgment;
●	the ability to make independent, analytical inquiries;
●	the willingness and ability to devote the time required to perform Board activities adequately;
●	the ability to represent the total corporate interests of Agilent; and
●	the ability to represent the long-term interests of stockholders as a whole.

In addition to these minimum requirements, the Nominating Committee will also consider whether the candidate’s skills are complementary to the existing Board members’ skills; the diversity of the Board in factors such as age, experience in technology, manufacturing, finance and marketing, international experience and culture; and the Board’s needs for specific operational, management or other expertise. The Nominating Committee from time to time reviews the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints and, personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nominating Committee considers these factors in the light of the specific needs of the Board of Directors at that time.

Current Director Terms

Agilent’s Board is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. Agilent’s Bylaws, as amended, allow the Board to fix the number of directors by resolution. Our Board currently consists of ten directors divided into three classes.

If Proposal 4 is approved by the requisite percentage of stockholders at the Annual Meeting, the Company will transition to a declassified structure under which the entire Board will stand for election annually beginning in 2019. As part of the transition, at the Annual Meetings of Stockholders in 2017 and 2018, each of the Class II and Class III directors, respectively, will begin standing for annual election. The proposed amendments will not affect the unexpired term of any director elected prior to the Annual Meeting of Stockholders in 2017.

ELECTION OF DIRECTORS

The terms of the three director nominees will expire at this Annual Meeting. The current composition of the Board and the term expiration dates for each director is as follows:

Class	Directors	Term Expires
I	Paul N. Clark, James G. Cullen and Tadataka Yamada, M.D.	2016
II	Heidi Fields, Sue H. Rataj and George A. Scangos, Ph.D.	2017
III	Robert J. Herbold, Koh Boon Hwee, Michael R. McMullen and Daniel K. Podolsky, M.D.	2018

Directors elected at the 2016 annual meeting will hold office for a three-year term expiring at the annual meeting in 2019 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal). All nominees are currently directors of Agilent. Information regarding each nominee is provided below as of December 31, 2015. There are no family relationships among Agilent’s executive officers and directors.

Director Nominees for Election to New Three-Year Terms That Will Expire in 2019

PAUL N. CLARK

Age: 68	Agilent Committees:	Public Directorships:
Director Since:	● Audit and Finance	● Biolase, Inc.
May 2006	● Nominating/Corporate Governance	● Keysight Technologies, Inc.

Former Public Directorships Held During the Past Five Years:
● Amylin Pharmaceuticals, Inc.
● Talecris Biotherapeutics Holdings Corp

Mr. Clark has been a Strategic Advisory Board member of Genstar Capital, LLC since August 2007 and was an Operating Partner from August 2007 to January 2013. Genstar Capital LLC is a middle market private equity firm that focuses on investments in selected segments of life sciences and healthcare services, industrial technology, business services and software. Prior to that, Mr. Clark was the Chief Executive Officer and President of ICOS Corporation, a biotherapeutics company, from June 1999 to January 2007, and the Chairman of the Board of Directors of ICOS from February 2000 to January 2007. From 1984 to December 1998, Mr. Clark worked in various capacities for Abbott Laboratories, a health care products manufacturer, retiring from Abbott Laboratories as Executive Vice President and a board member. His previous experience included senior positions with Marion Laboratories, a pharmaceutical company, and Sandoz Pharmaceuticals (now Novartis Corporation), a pharmaceutical company.

Mr. Clark has significant experience in the pharmaceutical and biotechnology industries, including his experience serving in senior management positions with ICOS Corporation (where he served as Chief Executive Officer and President), Abbott Laboratories, Marion Laboratories and Sandoz Pharmaceuticals. In addition, Mr. Clark brings considerable public company director experience and perspective on company management and governance issues and practices.

ELECTION OF DIRECTORS

JAMES G. CULLEN
Age: 73 Director Since: April 2000	Agilent Committees: ●Nominating/Corporate Governance (Chair) ●Executive (Chair)	Public Directorships: ●Avinger, Inc. ●Keysight Technologies, Inc ●Neustar, Inc. ●Prudential Financial, Inc. Former Public Directorships Held During the Past Five Years: ●Johnson & Johnson

Mr. Cullen has served as Non-Executive Chairman of our Board since March 2005. Mr. Cullen was President and Chief Operating Officer of Bell Atlantic Corporation (now known as Verizon) from 1997 to June 2000 and a member of the office of chairman from 1993 to June 2000. Prior to this appointment, Mr. Cullen was the President and Chief Executive Officer of the Telecom Group of Bell Atlantic from 1995 to 1997. Prior to the creation of Bell Atlantic on January 1, 1984, Mr. Cullen held management positions with New Jersey Bell from 1966 to 1981 and AT&T from 1981 to 1983.

Mr. Cullen has considerable managerial and operational experience and expertise from his senior leadership position with Bell Atlantic and its predecessors. In addition, Mr. Cullen brings significant public company director experience and perspective on public company management and governance. Mr. Cullen has a strong understanding of Agilent having served on the board for over 10 years, including more than 5 years as the non-executive chairman.

TADATAKA YAMADA, M.D.
Age: 70 Director Since: January 2011	Agilent Committees: ●Compensation ●Nominating/Corporate Governance	Public Directorships: None Former Public Directorships Held During the Past Five Years: ●Covidien plc. ●Takeda Pharmaceutical Co. Ltd.

Dr. Yamada is currently a Venture Partner on the Life Sciences team of Frazier Healthcare Partners, a healthcare-focused investment firm. From June 2011 to June 2015 Dr. Yamada served as the Chief Medical and Scientific Officer of Takeda Pharmaceuticals International, Inc., a research-based global pharmaceutical company. Dr. Yamada previously served as President of the Global Health Program of the Bill & Melinda Gates Foundation from June 2006 to June 2011. From 2000 to 2006, Dr. Yamada was Chairman of Research and Development for GlaxoSmithKline Inc. and prior to that, he held research and development positions at SmithKline Beecham. Prior to joining SmithKline Beecham, Dr. Yamada was Chairman of the Department of Internal Medicine at the University of Michigan Medical School and Physician-in-Chief of the University of Michigan Medical Center.

Dr. Yamada brings to our Board a unique perspective with his experience as the former President of the Global Health Program of the Bill & Melinda Gates Foundation as well as his significant research and development experience. Dr. Yamada’s extensive pharmaceutical industry knowledge gives him an insight into a number of issues facing Agilent that other directors might not possess.

Agilent’s Board recommends a vote FOR the election to the Board of each of the foregoing nominees.

ELECTION OF DIRECTORS

Continuing Directors Not Being Considered for Election at this Annual Meeting

The Agilent directors whose terms are not expiring this year are listed below. They will continue to serve as directors for the remainder of their terms or such other date, in accordance with Agilent’s Bylaws. Information regarding each of such directors is provided below.

Directors Whose Terms Will Expire in 2017

HEIDI FIELDS
Age: 61 Director Since: February 2000	Agilent Committees: ●Audit and Finance (Chair) ●Nominating/Corporate Governance	Public Directorships: ●Financial Engines, Inc. ●Halyard Health, Inc. Former Public Directorships Held During the Past Five Years: None

Ms. Fields served as Executive Vice President and Chief Financial Officer of Blue Shield of California from September 2003 through December 2012. She served as Executive Vice President and the Chief Financial Officer of Gap, Inc. from 1999 to January 2003. Prior to assuming that position, Ms. Fields served as the Chief Financial Officer of ITT Industries, Inc. from 1995 to 1999. From 1979 to 1995, she held senior financial management positions at General Motors Corporation, including Vice President and Treasurer.

Ms. Fields possesses significant experience and experience in management and financial matters, having served as the Chief Financial Officer of both public and private companies, including at Blue Shield of California, Gap, Inc. and ITT Industries, Inc. Ms. Fields is the chairperson of our Audit and Finance Committee and is qualified as a financial expert under SEC guidelines. In addition, Ms. Fields has considerable experience and expertise with Agilent having been a member of Agilent’s board of directors for over 10 years.

SUE H. RATAJ
Age: 58 Director Since: September 2015	Agilent Committees: ●Compensation ●Nominating/Corporate Governance	Public Directorships: ●Cabot Corporation ●Bayer A.G. Former Public Directorships Held During the Past Five Years: None

Ms. Rataj was Chief Executive, Petrochemicals for BP, a global energy company until she retired in April 2011. In this role, she held responsibility for all BP’s global petrochemical operations. Prior to that, Ms. Rataj held a variety of senior management positions with BP, most recently serving as Group Vice President, Health, Safety, Operations and Technology for the Refining and Marketing Segment.

Ms. Rataj possesses significant leadership experience and business expertise from her executive positions with BP. Ms. Rataj has lived and worked extensively in the Asia Pacific and European regions, and brings a global perspective to the Agilent Board. In addition, Ms. Rataj brings public company director experience and knowledge of public company management and governance practices.

ELECTION OF DIRECTORS

GEORGE A. SCANGOS, Ph.D.
Age: 67 Director Since: September 2014	Agilent Committees: ●Compensation ●Nominating/Corporate Governance	Public Directorships: ●Biogen Inc. ●Exelixis, Inc. Former Public Directorships Held During the Past Five Years: ●Anadys Pharmaceuticals, Inc.

Dr. Scangos has served as the Chief Executive Officer and a director of Biogen Inc. since July 2010. From 1996 to July 2010, Dr. Scangos served as the President and Chief Executive Officer of Exelixis, Inc., a drug discovery and development company. From 1993 to 1996, Dr. Scangos served as President of Bayer Biotechnology, where he was responsible for research, business development, process development, manufacturing, engineering and quality assurance of Bayer’s biological products. Before joining Bayer in 1987, Dr. Scangos was a Professor of Biology at Johns Hopkins University for six years. Dr. Scangos served as non-executive Chairman of Anadys Pharmaceuticals, Inc., a biopharmaceutical company, from 2005 to July 2010 and was a director of the company from 2003 to July 2010. Dr. Scangos served as the Chair of the California Healthcare Institute in 2010 and was a member of the Board of the Global Alliance for TB Drug Development from 2006 until 2010. He is also a member of the National Board of Visitors of the University of California, Davis School of Medicine and is currently an Adjunct Professor of Biology at Johns Hopkins University.

Dr. Scangos has extensive training as a scientist, significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, and a comprehensive leadership background resulting from service on various boards of directors and as an executive in the pharmaceutical industry.

Directors Whose Terms will Expire in 2018

ROBERT J. HERBOLD
Age: 73 Director Since: June 2000	Agilent Committees: ●Audit and Finance ●Nominating/Corporate Governance	Public Directorships: ●Neptune Orient Lines Limited Former Public Directorships Held During the Past Five Years: None

Mr. Herbold has served as the Managing Director of the consulting firm The Herbold Group, LLC since 2003. He served as Executive Vice President and Chief Operating Officer of Microsoft Corporation from 1994 to April 2001 and served as an Executive Vice President (part-time) of Microsoft Corporation until June 2003. Prior to joining Microsoft, Mr. Herbold was employed by The Procter & Gamble Company for twenty-six years, and served as a Senior Vice President at The Procter & Gamble Company from 1990 to 1994.

Mr. Herbold possesses significant leadership experience and business expertise from his executive leadership positions with Microsoft Corporation and The Procter & Gamble Company. Having been a member of the Agilent board for over 10 years, Mr. Herbold has a strong knowledge of Agilent’s business. In addition, Mr. Herbold brings considerable public and private company director experience and perspective on public company management and governance issues and practices.

ELECTION OF DIRECTORS

KOH BOON HWEE
Age: 65 Director Since: May 2003	Agilent Committees: ●Compensation (Chair) ●Nominating/Corporate Governance
Public Directorships:
●AAC Technologies Holdings, Inc.
●Sunningdale Tech, Ltd.
●Yeo Hiap Seng Ltd.
●Far East Orchard Ltd.

Former Public Directorships Held During the Past Five Years:
●Yeo Hiap Seng (Malaysia) Bhd

Mr. Koh is the managing partner of Credence Capital Fund II (Cayman) Ltd., a private equity fund. Mr. Koh has served as the non-Executive Chairman of Sunningdale Tech Ltd. since January 2009 and previously served as its Executive Chairman and Chief Executive Officer from July 2005 to January 2009. He has served as the non-Executive Chairman of Yeo Hiap Seng Ltd. since April 2010, the non-Executive Chairman of Rippledot Capital Advisers Pte. Ltd. since February 2011 and the non-Executive Chairman of Far East Orchard Ltd. since April 2013. He served as Executive Director of MediaRing Limited from February 2002 to August 2009; Chairman of DBS Bank Ltd. from January 2006 to April 2010; Chairman of Singapore Airlines from July 2001 to December 2005 and Chairman of Singapore Telecom from April 1992 to August 2001. Mr. Koh spent fourteen years with Hewlett-Packard Company in its Asia Pacific region.

Mr. Koh possesses a strong mix of leadership and operational experience from his various senior positions with Sunningdale Tech, AAC Technologies, MediaRing Limited, DBS Bank, Singapore Airlines and Singapore Telecom. In addition, Mr. Koh has deep experience in the Asia Pacific region and brings that knowledge and perspective to the Board. Mr. Koh has extensive experience with Agilent and its predecessor, Hewlett-Packard, having served on the Agilent board for over 10 years and having spent 14 years with Hewlett-Packard.

MICHAEL R. MCMULLEN
Age: 54 Director Since: March 2015	Agilent Committees: ●Executive Committee	Public Directorships: None Former Public Directorships Held During the Past Five Years: None

Mr. McMullen has served as Chief Executive Officer since March 2015 and as President since September 2014. From September 2014 to March 2015 he also served as Chief Operating Officer. From September 2009 to September 2014 he served as Senior Vice President, Agilent and President, Chemical Analysis Group. From January 2002 to September 2009, he served as our Vice President and General Manager of the Chemical Analysis Solutions Unit of the Life Sciences and Chemical Analysis Group. Prior to assuming this position, from March 1999 to December 2001, Mr. McMullen served as Country Manager for Agilent’s China, Japan and Korea Life Sciences and Chemical Analysis Group. Prior to this position, Mr. McMullen served as our Controller for the Hewlett-Packard Company and Yokogawa Electric Joint Venture from July 1996 to March 1999.

Mr. McMullen has broad and deep experience with Agilent and its businesses having been an employee of Agilent and its predecessor, Hewlett-Packard, for over 20 years. During the course of his career, he has developed considerable expertise in, and in-depth knowledge of, Agilent’s businesses, having seen them as an individual contributor and at numerous levels of management. This perspective gives valuable insight to the Agilent board.

ELECTION OF DIRECTORS

DANIEL K. PODOLSKY, M.D.
Age: 62 Director Since: July 2015	Agilent Committees: ●Audit and Finance ●Nominating/Corporate Governance	Public Directorships: ●GlaxoSmithKline PLC Former Public Directorships Held During the Past Five Years: None

Dr. Podolsky has served as President of the University of Texas Southwestern Medical Center, a leading academic medical center, patient care provider and research institution, since September 2008. Previously Dr. Podolsky also served concurrently as Mallinckrodt Professor of Medicine at Harvard Medical School, the Chief of Gastroenterology at Massachusetts General Hospital. From 2005 to 2008, Dr. Podolsky served as Chief Academic Officer and Faculty Dean, Academic Programs of Partners Healthcare System, Inc., a non-profit health care system committed to patient care, research, teaching and service. Dr. Podolsky holds the Philip O’Bryan Montgomery, Jr., M.D. Distinguished Presidential Chair in Academic Administration, and the Doris and Bryan Wildenthal Distinguished Chair in Medical Science. He is a member of the Institute of Medicine of the US National Academy of Sciences, member of the Board of the Southwestern Medical Foundation and is a member of the Scientific Advisory Board of Antibe Therapeutics, Inc., a company focused on the treatment of diseases characterized by inflammation, pain and/or vascular dysfunction. Dr. Podolsky is also a member of the National Academies of Sciences Board on Army Science and Technology.

Dr. Podolsky’s current responsibilities in leading a large academic medical center give him relevant insight into healthcare delivery and bring scientific expertise to the Board.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Directors who are employed by Agilent do not receive any compensation for their Board services. As a result, Mr. McMullen, an employee of Agilent, received no additional compensation for his Board services. The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation that is competitive with the compensation paid to non-employee directors within Agilent’s peer group. The non-employee director’s compensation plan year begins on March 1 of each year (the “Plan Year”).

The table below sets forth the annual retainer, equity grants and committee premiums for the non-employee directors and the Non-Executive Chairman for the 2015 Plan Year:

Summary of Non-Employee Director Annual Compensation for the 2015 Plan Year

			Committee Chair	Audit Committee
	Cash Retainer (1)	Equity Grant (2)	Premium (3)	Member Premium (4)
Non-employee director	$90,000	Stock Grant with a value equivalent to $180,000	$15,000 - Audit and Finance Committee and Nominating/ Corporate Governance Committee Chair $20,000 - Compensation Committee Chair	$10,000
Non-Executive Chairman	$245,000	Stock Grant with a value equivalent to $180,000	Not eligible	$10,000

(1)	Each non-employee director may elect to defer all or part of the cash compensation to the 2005 Deferred Compensation Plan for Non-Employee Directors. Any deferred cash compensation is converted into shares of Agilent common stock.

(2)	The stock will be granted on the later of (i) March 1 or (ii) the first trading day after each Annual Meeting of Stockholders. The number of shares underlying the stock grant is determined by dividing $180,000 by the average fair market value of Agilent’s common stock over 20 consecutive trading days up to and including the day prior to the grant date. The stock grant vests immediately upon grant. Voluntary deferral is available as an option for the non-employee directors.

(3)	Non-employee directors (excluding the Non-Executive Chairman) who serve as the chairperson of a Board committee receive a “committee chair premium.” The chair of the Audit Committee and Nominating/Corporate Governance Committee receive a premium of $15,000 and the chair of the Compensation Committee receives a premium of $20,000, payable in cash, at the beginning of each Plan Year.

(4)	Non-employee directors (including the Non-Executive Chairman) who serve as a member of the Audit and Finance Committee receive an additional $10,000 in cash, paid at the beginning of each Plan Year.

A non-employee director who joins the Board of Directors after the start of the Plan Year will have his or her cash retainer, equity grant and committee chair premium pro-rated based upon the remaining days in the Plan Year that the director will serve.

In September 2015, the Compensation Committee and the Board, based on the recommendation of the Compensation Committee’s independent compensation consultant, F.W. Cook, concluded that the current non-employee director compensation is competitive with Agilent’s peer group and would remain unchanged for the 2016 Plan Year, except that the annual Committee Chair Premium for the chair of the Compensation Committee was increased from $15,000 to $20,000, effective September 2015.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Non-Employee Director Compensation for Fiscal Year 2015

The table below sets forth information regarding the compensation earned by each of Agilent’s non-employee directors during the fiscal year ended October 31, 2015:

Non-Employee Director Compensation for Fiscal Year 2015
	Cash	Committee	Audit Committee	Stock
	Retainer	Chair Premium	Member Premium	Awards	Total
Name	($) (1)	($) (1)	($) (1)	($) (2)(3)	($)
Paul N. Clark	$90,000	$—	$10,000	$181,967	$281,967
James G. Cullen (4)	$245,000	$—	$—	$181,967	$426,967
Heidi Fields	$90,000	$15,000	$10,000	$181,967	$296,967
Robert J. Herbold	$90,000	$—	$10,000	$181,967	$281,967
Koh Boon Hwee	$90,000	$15,000	$—	$181,967	$286,967
Daniel K. Podolsky, M.D. (5)	$36,720	$—	$6,120	$110,005	$152,845
A. Barry Rand (6)	$90,000	$—	$—	$181,967	$271,967
Sue H. Rataj (7)	$20,656	$—	$—	$82,784	$103,440
George A. Scangos, Ph.D.	$90,000	$—	$—	$181,967	$271,967
Tadataka Yamada, M.D.	$90,000	$—	$—	$181,967	$271,967

(1)	Reflects all cash compensation earned during fiscal year 2015, whether or not any of the cash compensation was deferred into Agilent common stock pursuant to the 2005 Deferred Compensation Plan for Non-Employee Directors. The number of shares of Agilent common stock received in lieu of cash is determined by dividing the dollar value of the deferred cash amount by the twenty (20) day average fair market value for the applicable deferral date. The aggregate number of shares of Agilent common stock deferred by each non-employee director is set forth in the footnotes to the Beneficial Ownership Table included in this proxy statement.

(2)	Reflects the aggregate grant date fair value for stock awards granted in fiscal year 2015 calculated in accordance with FASB ASC Topic 718. The assumptions used by the Company in calculating these amounts are included in Note 4 under the heading “Valuation Assumptions” of the Notes to the Consolidated Financial Statements in the Company’s 2015 Annual Report on Form 10-K.

(3)	A supplemental table following these footnotes sets forth: (i) the aggregate number of stock awards and option awards outstanding at fiscal year-end; (ii) the aggregate number of stock awards granted during fiscal year 2015; and (iii) the grant date fair market value of equity awards granted by Agilent during fiscal year 2015 to each of our non-employee directors.

(4)	Mr. Cullen has served as the Non-Executive Chairman of the Board since March 1, 2005.

(5)	Dr. Podolsky joined the Board on July 21, 2015.

(6)	Mr. Rand retired from the Board on October 31, 2015.

(7)	Ms. Rataj joined the Board on September 15, 2015.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Additional Information With Respect to Director Equity Awards

The following table provides additional information on the outstanding equity awards at fiscal year-end and awards granted during fiscal year 2015 for non-employee directors.

				Grant Date Fair
	Stock Awards	Option Awards	Stock Awards	Value of Stock
	Outstanding at	Outstanding at	Granted During	Awards Granted in
	Fiscal Year-End	Fiscal Year-End	Fiscal Year 2015	Fiscal Year 2015
Name	(#) (1)	(#)	(#)	(#) (1)(2)
Paul N. Clark	—	—	4,311	$181,967
James G. Cullen	—	32,179	4,311	$181,967
Heidi Fields	—	41,049	4,311	$181,967
Robert J. Herbold	—	32,179	4,311	$181,967
Koh Boon Hwee	—	32,179	4,311	$181,967
Daniel K. Podolsky, M.D. (3)	—	—	2,780	$110,005
A. Barry Rand (4)	—	32,179	4,311	$181,967
Sue H. Rataj (5)	—	—	2,290	$82,784
George A. Scangos, Ph.D.	—	—	4,311	$181,967
Tadataka Yamada, M.D.	—	—	4,311	$181,967

(1)	Stock awards granted to non-employee directors vest immediately upon grant.

(2)	Reflects the aggregate grant date fair value for stock awards granted in fiscal year 2015 calculated in accordance with FASB ASC Topic 718. The assumptions used by the Company in calculating these amounts are included in Note 4 under the heading “Valuation Assumptions” of the Notes to the Consolidated Financial Statements in the Company’s 2015 Annual Report on Form 10-K.

(3)	Dr. Podolsky joined the Board on July 21, 2015.

(4)	Mr. Rand retired from the Board on October 31, 2015.

(5)	Ms. Rataj joined the Board on September 15, 2015.

Non-Employee Director Reimbursement Practice for Fiscal Year 2015

Non-employee directors are reimbursed for travel and other out-of-pocket expenses connected to Board travel.

Non-Employee Director Stock Ownership Guidelines

In 2005, the company adopted a policy that requires each non-employee director to own Agilent shares having a value of at least three times the annual cash retainer. In May 2010, the Compensation Committee, based on the recommendation of the Committee’s independent compensation consultant, F.W. Cook, amended the guidelines to increase the alignment of the non-employee directors’ interest with stockholder interests by requiring each non-employee director to own Agilent shares having a value of at least six times an amount equal to $90,000 (for the 2014 Plan Year). The shares counted toward the ownership guidelines include shares owned outright and the shares of Agilent stock in the non-employee director’s deferred compensation account. For recently appointed non-employee directors, these ownership levels must be attained within five years from the date of their initial election or appointment to the board of directors. As of September 2015, all of our incumbent non-employee directors had achieved the recommended ownership level except for: (1) Dr. Yamada who was appointed to the Board in January 2011 and has until January 2016 to meet the ownership requirements (2) Dr. Scangos who was appointed to the Board in September 2014 and has until September 2019 (3) Dr. Podolsky who was appointed to the Board in March 2015 and has until March 2020 to meet the ownership requirements, and (4) Ms. Rataj who was appointed to the Board in September 2015 and has until September 2020 to meet the ownership requirements.

CORPORATE GOVERNANCE

Corporate Governance Matters

Agilent has had formal corporate governance standards in place since the Company’s inception in 1999. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the SEC and the NYSE’s corporate governance listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards.

We have adopted charters for our Compensation Committee, Audit and Finance Committee, Nominating/Corporate Governance Committee and Executive Committee consistent with the applicable rules and standards. Our committee charters, Amended and Restated Corporate Governance Standards and Standards of Business Conduct are located in the Investor Relations section of our website and can be accessed by clicking on “Governance Policies” in the “Corporate Governance” section of our web page at www.investor.agilent.com.

Board Leadership Structure

Agilent currently separates the positions of chief executive officer and chairman of the Board. Since March 2005, Mr. Cullen, one of our independent directors, has served as our chairman of the Board. The responsibilities of the chairman of the Board include: setting the agenda for each Board meeting, in consultation with the chief executive officer; chairing the meetings of independent directors; and facilitating and conducting, with the Nominating/Corporate Governance Committee, the annual self-assessments by the Board and each standing committee of the Board, including periodic performance reviews of individual directors. Separating the positions of chief executive officer and chairman of the Board allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that having an independent director serve as chairman of the Board is the appropriate leadership structure for Agilent at this time.

However, our Corporate Governance Standards permit the roles of the chairperson of the Board and the chief executive officer to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on Agilent’s needs and the Board’s assessment of Agilent’s leadership from time to time. Our Corporate Governance Standards provide that, in the event that the chairperson of the Board is also the chief executive officer, the Board may consider the election of an independent Board member as a lead independent director.

In 2014, we amended the Corporate Governance Standards to raise the mandatory retirement age for directors from 72 to 75.

The Board made the change in recognition of the contribution that experienced directors, with knowledge of the Company, bring to effective board oversight.

Board’s Role in Risk Oversight

The Board executes its risk management responsibility directly and through its committees. The Audit and Finance Committee has primary responsibility for overseeing Agilent’s enterprise risk management process. The Audit and Finance Committee receives updates and discusses individual and overall risk areas during its meetings, including the Company’s financial risk assessments, risk management policies and major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally.

The Compensation Committee receives reports and discusses whether Agilent’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

The full Board is kept abreast of its committees’ risk oversight and other activities via reports of the committee chairpersons to the full Board during Board meetings.

CORPORATE GOVERNANCE

Majority Voting for Directors

Our Bylaws provide for majority voting of directors regarding director elections. In an uncontested election, any nominee for director shall be elected by the vote of a majority of the votes cast with respect to the director. A “majority of the votes cast” means that the number of shares voted “FOR” a director must exceed 50% of the votes cast with respect to that director. The “votes cast” shall include votes to withhold authority and exclude votes to “ABSTAIN” with respect to that director’s election. If a director is not elected due to a failure to receive a majority of the votes cast and his or her successor is not otherwise elected and qualified, the director shall promptly tender his or her resignation following certification of the stockholder vote.

The Nominating/Corporate Governance Committee will consider the resignation offer and recommend to the Board whether to accept or reject it, or whether other action should be taken. The Board will act on the Nominating/Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose their decision and the rationale behind it in a press release to be disseminated in the same manner as Company press releases typically are distributed.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating/Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

Board Communications

Stockholders and other interested parties may communicate with the Board and Agilent’s Non-Executive Chairperson of the Board of Directors by filling out the form at “Contact Chairman” under “Corporate Governance” at www.investor.agilent.com or by writing to James G. Cullen, c/o Agilent Technologies, Inc., General Counsel, 5301 Stevens Creek Blvd., MS 1A-11, Santa Clara, California 95051. The General Counsel will perform a legal review in the normal discharge of duties to ensure that communications forwarded to the Non-Executive Chairperson preserve the integrity of the process. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements (the “Unrelated Items”) will not be forwarded to the Non-Executive Chairperson. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Non-Executive Chairperson.

Any communication that is relevant to the conduct of Agilent’s business and is not forwarded will be retained for one year (other than Unrelated Items) and made available to the Non-Executive Chairperson and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence shall be shared with Agilent management and specifically instruct that any personal employee complaints be forwarded to Agilent’s Human Resources Department.

Director Independence

Agilent adopted the following standards for director independence in compliance with the NYSE corporate governance listing standards:

1. No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with Agilent or any of its subsidiaries (either directly, or as a partner, stockholder or officer of an organization that has a relationship with Agilent). Agilent or any of its subsidiaries must identify which directors are independent and disclose the basis for that determination.

In addition, a director is not independent if:

2. The director is, or has been within the last three years, an employee of Agilent or any of its subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of Agilent or any of its subsidiaries.

CORPORATE GOVERNANCE

3. The director has received, or has an immediate family member who has received, during any twelvemonth period within the last three years, more than $120,000 in direct compensation from Agilent or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

4. (A) The director is a current partner or employee of a firm that is Agilent’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on Agilent’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Agilent’s or any of its subsidiaries’ audit within that time.

5. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Agilent’s or any of its subsidiaries’ current executive officers at the same time serves or served on that company’s compensation committee.

6. The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Agilent or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The Board determined that Paul N. Clark, James G. Cullen, Heidi Fields, Robert J. Herbold, Koh Boon Hwee, Daniel K. Podolsky, M.D., Sue H. Rataj, George A. Scangos, Ph.D., and Tadataka Yamada, M.D. met the aforementioned independence standards. Michael R. McMullen did not meet the independence standards because he is Agilent’s President and Chief Executive Officer.

Agilent’s non-employee directors meet at regularly scheduled executive sessions without management. As the Non-Executive Chairman of the Board, James G. Cullen was chosen to preside at executive sessions of the non-management directors.

Compensation Committee Member Independence

Agilent has adopted standards for compensation committee member independence in compliance with the NYSE corporate governance listing standards. In affirmatively determining the independence of any director who will serve on the compensation committee, the board of directors considers all factors specifically relevant to determining whether such director has a relationship to Agilent or any of its subsidiaries which is material to such director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(A)	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by Agilent to such director; and

(B)	whether such director is affiliated with Agilent, a subsidiary of Agilent or an affiliate of a subsidiary of Agilent.

CORPORATE GOVERNANCE

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing committees as set forth in the table below. Each director attended at least 75% of the aggregate number of Board and applicable committee meetings held when the director was serving on the Board.

Nominating/
		Audit and		Corporate
Director	Board	Finance	Compensation	Governance	Executive
Paul N. Clark	✓	✓		✓
James G. Cullen	CHAIR			CHAIR	CHAIR
Heidi Fields	✓	CHAIR		✓
Robert J. Herbold	✓	✓		✓
Koh Boon Hwee	✓		CHAIR	✓
Michael R. McMullen	✓				✓
Daniel K. Podolsky, M.D. (1)	✓	✓		✓
Sue H. Rataj (2)	✓		✓	✓
George A. Scangos, Ph.D.	✓		✓	✓
Tadataka Yamada, M.D.	✓		✓	✓
No. of Meetings in FY2015	12	12	7	6	0

(1)	Dr. Podolsky joined our Board on July 21, 2015.

(2)	Ms. Rataj joined our Board on September 15, 2015.

Agilent encourages, but does not require, its Board members to attend the annual meeting of stockholders. Last year, all of our directors who were serving at such time, attended the annual meeting of stockholders.

Audit and Finance Committee

The Audit and Finance Committee is responsible for the oversight of the quality and integrity of Agilent’s consolidated financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and independent registered public accounting firm and other significant financial matters. In discharging its duties, the Audit and Finance Committee is expected to:

●	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent registered public accounting firm;
●	review and approve the scope of the annual internal and external audit;
●	review and pre-approve the engagement of Agilent’s independent registered public accounting firm to perform audit and non-audit services and the related fees;
●	meet independently with Agilent’s internal auditing staff, independent registered public accounting firm and senior management;
●	review the adequacy and effectiveness of the system of internal control over financial reporting and any significant changes in internal control over financial reporting;
●	review Agilent’s consolidated financial statements and disclosures including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s reports on Form 10-K or Form 10-Q;

CORPORATE GOVERNANCE

●	establish and oversee procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

●	review funding and investment policies, implementation of funding policies and investment performance of Agilent’s benefit plans;
●	monitor compliance with Agilent’s Standards of Business Conduct; and
●	review disclosures from Agilent’s independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independence of accountant’s communications with the audit committee.

Compensation Committee

The Compensation Committee reviews the performance of Agilent’s elected officers and other key employees and determines, approves and reports to the Board on the elements of their compensation, including total cash compensation and long-term equity based incentives. In addition, the Compensation Committee:

●	approves and monitors Agilent’s benefit plan offerings;
●	supervises and oversees the administration of Agilent’s incentive compensation, variable pay and stock programs, including the impact of Agilent’s compensation programs and arrangements on Company risk;

●	recommends to the Board the annual retainer fee as well as other compensation for non-employee directors;
●	establishes comparator peer group and compensation targets based on this peer group for the Company’s named executive officers; and
●	has sole authority to retain and terminate executive compensation consultants.

For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Compensation Committee Report,” “Executive Compensation” and the Compensation Committee’s charter.

The Compensation Committee also helps determine compensation for non-employee directors. The process the Compensation Committee undertakes for setting non-employee director compensation is similar to that of setting executive officer compensation. The Compensation Committee is aided by an independent consultant, currently Frederic W. Cook & Co., Inc. (“F.W. Cook”), who is selected and retained by the Compensation Committee. The role of the independent consultant is to measure and benchmark our non-employee director compensation against a certain peer group of companies with respect to appropriate compensation levels for positions comparable in the market. The independent consultant recommends appropriate retainers, committee chair retainers, grant values and stock ownership guidelines to the Compensation Committee. This information is reviewed, discussed and finalized at a Compensation Committee meeting and a recommendation is made to the full Board. The full Board makes the final determination on non-employee director compensation.

CORPORATE GOVERNANCE

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee proposes a slate of directors for election by Agilent’s stockholders at each annual meeting and recommends to the Board candidates to fill any vacancies on the Board. It is also responsible for reviewing management succession plans, recommending to the Board the appropriate Board size and committee structure and developing and reviewing corporate governance principles applicable to Agilent.

The Nominating/Corporate Governance Committee will consider director candidates recommended for nomination by stockholders, provided that the recommendations are made in accordance with the procedures described in the section entitled “General Information about the Meeting” located at the end of this Proxy Statement. Candidates recommended for nomination by stockholders that comply with these procedures will receive the same consideration as other candidates recommended by the Nominating/Corporate Governance Committee.

Agilent typically hires a third party search firm to help identify and facilitate the screening and interview process of candidates for director. To be considered by the Nominating/Corporate Governance Committee, a director nominee must have:

●	a reputation for personal and professional integrity and ethics;
●	executive or similar policy-making experience in relevant business or technology areas or national prominence in an academic, government or other relevant field;
●	breadth of experience;
●	soundness of judgment;
●	the ability to make independent, analytical inquiries;
●	the willingness and ability to devote the time required to perform Board activities adequately;
●	the ability to represent the total corporate interests of Agilent; and
●	the ability to represent the long-term interests of stockholders as a whole.

In addition to these minimum requirements, the Nominating/Corporate Governance Committee will also consider whether the candidate’s skills are complementary to the existing Board members’ skills; the diversity of the Board in factors such as age, experience in technology, manufacturing, finance and marketing, international experience and culture; and the Board’s needs for specific operational, management or other expertise. The Nominating/Corporate Governance Committee from time to time reviews the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints and, personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nominating/Corporate Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time. The search firm screens the candidates, does reference checks, prepares a biography for each candidate for the Nominating/Corporate Governance Committee to review and helps set up interviews. The Nominating/Corporate Governance Committee and Agilent’s Chief Executive Officer interview candidates that meet the criteria, and the Nominating/Corporate Governance Committee selects candidates that best suit the Board’s needs. We do not use a third party to evaluate current Board members.

The Nominating/Corporate Governance Committee also administers Agilent’s Related Person Transactions Policy and Procedures. See “Related Person Transactions Policy and Procedures” for more information.

CORPORATE GOVERNANCE

Executive Committee

The Executive Committee meets or takes written action when the Board is not otherwise meeting. The Committee has full authority to act on behalf of the Board, except that it cannot amend Agilent’s Bylaws, recommend any action that requires the approval of the stockholders, fill vacancies on the Board or any Board committee, fix director compensation, amend or repeal any non-amendable or non-repealable resolution of the Board, declare a distribution to the stockholders except at rates determined by the Board, appoint other committees or take any action not permitted under Delaware law to be delegated to a committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Koh Boon Hwee, Sue H. Rataj, George A. Scangos, Ph.D. and Tadataka Yamada, M.D. During the most recent fiscal year, no Agilent executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on Agilent’s Compensation Committee.

The members of the Compensation Committee are considered independent under the Company’s Board of Directors and Compensation Committee Independence Standards as set forth in the Company’s Amended and Restated Corporate Governance Guidelines.

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

The Company’s Standards of Business Conduct and Director Code of Ethics require that all employees and directors avoid conflicts of interests that interfere with the performance of their duties or the best interests of the Company. In addition, the Company has adopted a written Related Person Transactions Policy and Procedures (the “Related Person Transactions Policy”) that prohibits any of the Company’s executive officers, directors or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy. For purposes of the policy, a “related person transaction” includes any transaction (within the meaning of Item 404(a) of the Securities and Exchange Commission’s Regulation S-K) involving the Company and any related person that would be required to be disclosed pursuant to Item 404(a) of the Securities and Exchange Commission’s Regulation S-K.

Under our Related Person Transactions Policy, the General Counsel must advise the Nominating/ Corporate Governance Committee of any related person transaction of which she becomes aware. The Nominating/Corporate Governance Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Nominating/ Corporate Governance Committee shall consider all relevant information available to it and, as appropriate, must take into consideration the following:

●	the size of the transaction and the amount payable to the related person;
●	the nature of the interest of the related person in the transaction;
●	whether the transaction may involve a conflict of interest; and
●	whether the transaction involved the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

Under the Related Person Transactions Policy, Company management screens for any potential related person transactions, primarily through the annual circulation of a Director and Officer Questionnaire (“D&O Questionnaire”) to each member of the Board of Directors and each officer of the Company that is a reporting person under Section 16 of the Securities Exchange Act of 1934. The D&O Questionnaire contains questions intended to identify related persons and transactions between

CORPORATE GOVERNANCE

the Company and related persons. If a related person transaction is identified, such transaction is brought to the attention of the Nominating/Corporate Governance Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances.

The Nominating/Corporate Governance Committee must approve or ratify each related person transaction in accordance with the policy. Absent this approval or ratification, no such transaction may be entered into by the Company with any related person.

In March 2008, the Nominating/Corporate Governance Committee amended the Related Person Transactions Policy to provide for standing pre-approval of limited transactions with related persons. Pre-approved transactions include:

(a)	Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or an equivalent), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of (i) $1,000,000, or (ii) 2 percent of that company’s total annual revenues.

(b)	Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer or an equivalent), a director or a trustee, if the aggregate amount involved does not exceed the lesser of $500,000, or 2 percent of the charitable organization’s total annual receipts.

Agilent will disclose the terms of related person transactions in its filings with the SEC to the extent required.

Transactions with Related Persons

We purchase services, supplies, and equipment in the normal course of business from many suppliers and sell or lease products and services to many customers. In some instances, these transactions occur with companies with which members of our management or Board of Directors have relationships as directors or executive officers. For transactions entered into during fiscal year 2015, no related person had or will have a direct or indirect material interest. None of the fiscal year 2015 transactions exceeded or fell outside of the pre-approved thresholds set forth in our Related Party Transaction Policy except for the transactions with Biogen Inc. (“Biogen”) and University of Texas Southwestern Medical Center (“UTSW”). George A. Scangos, Ph.D. is the Chief Executive Officer of Biogen and Daniel K. Podolsky, M.D., is the President of UTSW. The members of the Nominating/ Corporate Governance Committee, excluding Dr. Scangos and Dr. Podolsky for their respective transactions only, reviewed, approved and ratified the transactions with Biogen and UTSW in accordance with the policy.

The following list identifies which of these companies purchased from Agilent, or sold to Agilent, more than $120,000 in products and/or services in fiscal 2015.

●	Biogen Inc. (“Biogen”). Mr. George A. Scangos, Ph.D. is the Chief Executive Officer and a director of Biogen. Biogen, or its affiliates, purchased from Agilent an aggregate of approximately $2.6 million in products and/or services.

●	Bayer A.G. (“Bayer”). Ms. Sue H. Rataj is a director of Bayer. Bayer, or its affiliates, purchased from Agilent an aggregate of approximately $17.9 million of products and/or services.
●	GlaxoSmithKline (“GSK”). Dr. Daniel K. Podolsky is a director of GSK. GSK, or its affiliates, purchased from Agilent an aggregate of approximately $15.4 million of products and/or services.

CORPORATE GOVERNANCE

●	Johns Hopkins University (“JHU”). Mr. George A. Scangos, Ph.D. is an adjunct professor with the JHU Department of Biology. JHU, or its affiliates, purchased from Agilent an aggregate of approximately $2.9 million in products and/or services.

●	Keysight Technologies, Inc. (“Keysight”). Messrs. Paul N. Clark and James G. Cullen are directors of Keysight. Agilent, or its affiliates, purchased from Keysight an aggregate of approximately $3.9 million of products and/or services and Keysight, or its affiliates, purchased from Agilent an aggregate of approximately $67,000 in products and/or services. These amounts exclude payments for rents and utilities covered under certain cost sharing agreements between Agilent and Keysight which are set forth below under “Agreements with Keysight”.

●	Nanyang Technological University (“Nanyang”). Mr. Koh Boon Hwee is the Chair of the Board of Trustees of Nanyang. Nanyang, or its affiliates, purchased from Agilent an aggregate of approximately $1.02 million of products and/or services.

●	Takeda Pharmaceutical Co. Ltd. and Takeda Pharmaceuticals International, Inc. (collectively, “Takeda”). Dr. Tadataka Yamada served as a director of Takeda Pharmaceutical Co. Ltd. and as the Chief Medical and Scientific Officer of Takeda Pharmaceuticals International, Inc. until June 2015. Takeda or its affiliates, purchased from Agilent an aggregate of approximately $3.7 million of products and/or services.

●	University of Texas Southwestern Medical Center (“UTSW”). Daniel K. Podolsky, Ph.D. is the President of UTSW. UTSW, or its affiliates, purchased from Agilent an aggregate of approximately $297,000 of products and/or services.

Agreements with Keysight

On November 1, 2014, we completed the spin-off of Keysight Technologies, Inc. (“Keysight”), our electronic measurement business (the “Spin-off”). Following the Spin-off, Agilent and Keysight have operated as separate publicly-traded companies and neither entity has any ownership interest in the other. However, two of our directors, James G. Cullen and Paul N. Clark, serve on the board of directors of Keysight. In connection with the Spin-off, Agilent and Keysight entered into various agreements, as described below.

Effective as of November 1, 2014, Agilent and Keysight each operate separately as independent publicly-traded companies. Agilent has entered into a separation and distribution agreement with Keysight, which is referred to in this proxy statement as the “separation agreement” or the “separation and distribution agreement.” In connection with the Spin-off, Agilent also entered into various other agreements to effect the Spin-off and provide a framework for its relationship with Keysight after the Spin-off, including a services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, a trademark license agreement and a real estate matters agreement (collectively, the “Agreements”).

These Agreements provide for the allocation between Agilent and Keysight of Agilent’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Keysight’s separation from Agilent and govern certain relationships between Keysight and Agilent after the Spin-off. The summaries of the Agreements are qualified in their entirety by reference to the full text of the applicable Agreements, which have been filed as exhibits to Agilent’s Current Report on Form 8-K filed with the Securities Exchange Commission on August 5, 2014.

Pursuant to the Agreements, Agilent and Keysight share certain costs related to rents and utilities. In fiscal 2015, Agilent paid approximately $5.3 million in rent/utilities to Keysight and Keysight paid approximately $13 million in rent/utilities to Agilent.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2 —	RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as Agilent’s independent registered public accounting firm to audit its consolidated financial statements for the 2016 fiscal year. During the 2015 fiscal year, PwC served as Agilent’s independent registered public accounting firm and also provided certain tax and other non-audit services. Although Agilent is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit and Finance Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

Representatives of PwC are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

Agilent’s Board recommends a vote FOR the ratification of the
Audit and Finance Committee’s appointment of
PricewaterhouseCoopers LLP as Agilent’s Independent Registered Public Accounting Firm.

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees charged to Agilent by PwC for audit services rendered in connection with the audited consolidated financial statements and reports for the 2015 and 2014 fiscal years and for other services rendered during the 2015 and 2014 fiscal years to Agilent and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services:

		% of		% of
Fee Category:	Fiscal 2015	Total	Fiscal 2014	Total
Audit Fees	$4,119,000	80.7	$7,791,000	76.8
Audit-Related Fees	706,000	13.8	1,695,000	16.7
Tax Fees:
Tax compliance/preparation	227,000	4.4	265,000	2.6
Other tax services	0		0	0
Total Tax Fees	227,000	4.4	265,000	2.6
All Other Fees	54,000	1.1	392,000	3.9
Total Fees	$5,106,000	100	$10,143,000	100

Audit Fees: Consists of fees billed for professional services rendered for the integrated audit of Agilent’s consolidated financial statements and its internal control over financial reporting and review of the interim condensed consolidated financial statements included in quarterly reports. Fiscal 2015 and 2014 fees also consist of fees billed for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory reporting and regulatory filings or engagements, and attest services, except those not required by statute or regulation. Fiscal 2014 audit fees reflect additional fees of $2,800,000 for services performed by PricewaterhouseCoopers LLP in connection with the separation and spin-off of Keysight.

Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Agilent’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

reporting standards. Fiscal 2014 and fiscal 2015 audit-related fees reflect additional fees of $1,670,000 and $665,000 respectively for services performed by PricewaterhouseCoopers LLP in connection with the separation and spin-off of Keysight.

Tax Fees: Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audits and appeals, customs and duties, mergers and acquisitions and international tax planning.

All Other Fees: Consists of fees for all other services other than those reported above Agilent has minimized services in this category for fiscal 2015. Total services for fiscal 2015 include $50,000 for a logistics benchmark study provided by PRTM, an affiliate of PricewaterhouseCoopers LLP and a license for specialized accounting research software. In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm for the fiscal year ending October 31, 2016, the Audit and Finance Committee has considered whether services other than audit and audit-related services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Policy on Audit and Finance Committee Preapproval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit and Finance Committee’s policy is to preapprove all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Preapproval is generally provided for up to one year and any preapproval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit and Finance Committee has delegated its preapproval authority up to a specified maximum to the Chairperson of the Audit and Finance Committee, Heidi Fields, who may preapprove all audit and permissible non-audit services so long as her preapproval decisions are reported to the Audit and Finance Committee at its next scheduled meeting.

AUDIT AND FINANCE COMMITTEE REPORT

AUDIT AND FINANCE COMMITTEE REPORT

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

AUDIT AND FINANCE COMMITTEE REPORT

During fiscal year 2015, the Audit and Finance Committee of the Board reviewed the quality and integrity of Agilent’s consolidated financial statements, the effectiveness of its system of internal control over financial reporting, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and independent registered public accounting firm and other significant financial matters. Each of the Audit and Finance Committee members satisfies the definition of independent director and is financially literate as established in the New York Stock Exchange Listing Standards. In accordance with section 407 of the Sarbanes-Oxley Act of 2002, the Board of Directors has identified Heidi Fields as the Audit and Finance Committee’s “Financial Expert.” Agilent operates with a November 1 to October 31 fiscal year. The Audit and Finance Committee met twelve times, including telephone meetings, during the 2015 fiscal year.

The Audit and Finance Committee’s work is guided by a written charter that the Board has approved. The Audit and Finance Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board and the New York Stock Exchange. You can access the latest Audit and Finance Committee charter by clicking on “Governance Policies” in the “Corporate Governance” section of the Web page at www.investor.agilent.com or by writing to us at Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attention: Investor Relations.

The Audit and Finance Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, Agilent’s independent registered public accounting firm, Agilent’s audited consolidated financial statements and Agilent’s internal control over financial reporting. The Audit and Finance Committee has discussed with PricewaterhouseCoopers LLP, during the 2015 fiscal year, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Finance Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Agilent. Based on the review and discussions noted above, the Audit and Finance Committee recommended to the Board that Agilent’s audited consolidated financial statements be included in Agilent’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, and be filed with the U.S. Securities and Exchange Commission.

Submitted by:

Audit and Finance Committee

Heidi Fields, Chairperson
Paul N. Clark
Robert J. Herbold
Daniel K. Podolsky, M.D.

COMPENSATION DISCUSSION AND ANALYSIS

Dear Agilent Stockholder,

FY15 was a momentous year for Agilent. We entered the year as a stand-alone Life Sciences, Diagnostics and Applied Markets company, having just completed the spin-off of Keysight Technologies. On March 18, 2015, we appointed Mike McMullen as Agilent’s 3rd Chief Executive Officer, succeeding Bill Sullivan who announced his decision to retire last year. We offer Bill our heartfelt thanks for his leadership over more than 35 years with HP/Agilent, including 10 years as CEO.

Establishing Agilent as a pure Life Sciences company and the appointment of a new CEO were both catalysts for the Compensation Committee to review our Executive Compensation programs to ensure they were competitive with Agilent’s new peer group, supported the company’s future growth strategy, and clearly aligned our officer’s pay with strong business performance and shareholder value creation. In addition to these catalysts for change, we were disappointed that our 2015 Management Say on Pay proposal only received 60% support from shareholders following many years of receiving support of 90% or better. While much of this low support is attributable to Mr. Sullivan’s fiscal year 2014 retention RSU and the size of his grants in the year of his retirement (which at the time of grant, we thought was consistent with our pay-for-performance philosophy), we decided to take a wholesale review of our entire program.

Accordingly, in the Spring, we first met with 15 of our largest shareholders who own more than 40% of Agilent’s outstanding shares to hear their perspective. The feedback from these sessions touched on a wide range of topics that led directly to the program changes we considered during the year. For example, shareholders stressed the importance of continuing our efforts to strengthen the ties between pay and performance, several voiced concern with the CEO’s fiscal year 2014 retention RSU award, and some questioned the size of his annual long-term incentive award in the year preceding his retirement. In addition, shareholders provided valuable suggestions regarding changes to our short and long-term incentive plans.

Based on the feedback we received, we made several changes to our programs for FY16, including increasing our short-term incentive plan’s performance period from six months to one year, adding a financial metric to our long-term performance plan, and adding a one-year post-vest holding period to our stock. In August, our Compensation Committee Chair and members of management met again with a number of our largest shareholders to preview our proposed program design changes for FY16. We were encouraged by the positive feedback on our proposals as shareholders felt we addressed many of their concerns, so we formally implemented these changes for fiscal year 2016.

In the Compensation Discussion and Analysis that follows, we discuss our CEO’s and Officer’s FY15 compensation, where you will see our commitment to both pay for performance and clear, transparent disclosure is strong. We also provide additional detail on our FY16 executive compensation changes and our approach to our CEO’s and Officer’s pay for the year ahead. We encourage you to review this analysis carefully and hope you agree that our executive compensation programs support the company’s growth strategy and are well aligned with creating long-term shareholder value.

Koh Boon Hwee
(Compensation Committee Chair)
Sue H. Rataj
Dr. George A. Scangos
Tadataka Yamada, M.D.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement describes the compensation arrangements for our Named Executive Officers (NEOs) for fiscal year 2015, which were exclusively determined by our independent Compensation Committee, and which are set forth in the 2015 Summary Compensation Table and other compensation tables contained in this proxy statement. This Compensation and Discussion Analysis (“CD&A”) also includes additional information on how the Compensation Committee of our Board (the “Compensation Committee”) arrived at their FY15 compensation decisions for the NEOs, and an overview of our executive compensation philosophy and our executive compensation program.

Named Executive Officers for FY15

Michael R. McMullen, President and Chief Executive Officer (“CEO”) (1)
Didier Hirsch, Senior Vice President, Chief Financial Officer (“CFO”)
Mark Doak, Senior Vice President, President Cross-Lab Group (“ACG”)
Henrik Ancher-Jensen, Senior Vice President, President Order Fulfillment and Supply Chain
Patrick Kaltenbach, Senior Vice President, President Life Sciences and Applied Markets Group (“LSAG”)
William P. Sullivan, former Chief Executive Officer (2)
____________________
(1)	Mr. McMullen was appointed CEO on March 18, 2015.
(2)	Mr. Sullivan served as CEO until March 17, 2015. He served as a special advisor to the Board and to the CEO for the remainder of fiscal year 2015.

Introduction

In this CD&A, we provide the following:

●	Executive Summary
●	Compensation Philosophy
●	Determining Executive Pay
●	Fiscal 2015 Compensation
●	Additional Information

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Fiscal 2015 was a year of leadership transition and our first year as a standalone company. Fiscal 2015 at a glance:

Performance and Compensation Highlights

In November 2014, we successfully completed the spin-off of Keysight Technologies, Inc. Mr. Sullivan, our CEO since 2005, retired in March 2015 and remained an executive advisor through fiscal 2015, and Mr. McMullen, our former President and COO, became our CEO as part of our established CEO succession plan. Mr. McMullen implemented a new executive leadership team (with the exception of our continuing CFO) to lead Agilent into its next phase of growth, and the three new Business Presidents report directly to Mr. McMullen.

Continuing NEOs and New Compensation Philosophy

Michael McMullen

CEO

Didier Hirsch

CFO

Mark Doak

SVP

Henrik Ancher-Jensen

SVP

Patrick Kaltenbach

SVP

We established the total direct compensation of our new CEO and the new Business Presidents targeted at the 25th percentile of our peer group, and we expect to increase them to the median over time assuming they perform as expected.

Say On Pay – 60% Approval Last Year

While 60% support from our shareholders is a passing grade, we are disappointed with that result and understand the lack of support for our former CEO’s nonperformance-based retention grant for fiscal 2014 and his retirement grants for fiscal 2015. As a result, we engaged with many of our largest shareholders and in direct response to their feedback, we are making significant changes to our fiscal 2016 program. See “Listening to Our Shareholders”.

Fiscal 2013 – 2015 LTPP – Pay For Performance

Our Long-Term Performance Plan (“LTPP”) for the period ended October 31, 2015 did not pay out as our TSR fell below the 25th percentile of our S&P 500 Information Technology, Health Care and Industrials Sector peer group. This outcome illustrates our commitment to pay for performance.

Financial Objectives and TSR

Year-over-year financial results were approximately the same (excluding Keysight Technologies, Inc. from fiscal 2014 results) and our one-year and three-year TSR was -4.6% and 49.5%, respectively.

CEO Total Direct Compensation

Mr. McMullen
Fiscal 2015: $7,207,852 at the 25th percentile of our peer group and over 88% performance based.

Mr. Sullivan (Former CEO)
Fiscal 2015: $6,467,847, a reduction of more than 50% from FY14, with over 90% performance based. Fiscal 2014: $13,914,733.

COMPENSATION DISCUSSION AND ANALYSIS

Listening to Our Shareholders

Agilent has historically received over 90% shareholder support on our “Say-on-Pay” proposals along with support from the major shareholder advisory firms. However, early in 2015 the major shareholder advisory firms recommended an AGAINST vote on our fiscal year 2014 Say on Pay proposal. In response, our Compensation Committee Chair and members of management met with 15 of our largest shareholders who own more than 40% of Agilent’s outstanding shares to hear their concerns. While our Say on Pay proposal passed with 60% shareholder support, we were disappointed with this result and commenced a full review of our programs. We considered the invaluable feedback received from shareholders in this review, including the following recommendations:

●	Incorporate a balance sheet metric such as ROIC into the executive compensation program to focus management on efficient use of capital
●	Change the short-term incentive plan with semi-annual payouts to an annual plan with a single year-end payout to align incentives with annual business results
●	Reduce the use of stock options for long-term awards
●	Add a financial performance metric to the long-term incentive plan to create greater line of sight for executives rather than rely solely on relative TSR
●	Consider additional limits on long-term awards, such as post-vest holding periods, to further strengthen executive alignment with shareholders

Following these meetings, the Compensation Committee, Frederic W. Cook (the independent Compensation Committee Consultant), and Agilent Management considered the feedback received from shareholders and proposed a number of changes to our executive compensation programs for fiscal year 2016. In August, we extended an invitation to many of our largest shareholders to preview our proposed program design changes for fiscal year 2016. Our Compensation Committee Chair and

COMPENSATION DISCUSSION AND ANALYSIS

members of management met again with 8 of our largest shareholders who accepted our invitation. The feedback on our proposals was positive and shareholders felt we addressed many of their concerns. In September, the Compensation Committee approved the design changes outlined in the following table to take effect in fiscal year 2016.

Program	FY15 Design	FY16 Design
Performance Period	Semi-Annual	Annual
Primary Financial Metrics	OM / Revenue	ROIC / Revenue
Stock Options (Time-Based Vesting)	50% of target LTI value	n/a
LTPP Shares (Relative TSR)	50% of target LTI value	30% of target LTI value
LTPP Shares (Financial Metric: OM for FY16)	n/a	30% of target LTI value
RSUs (Time-Based Vesting)	n/a	40% of target LTI value
One Year Post-Vest Holding Period	None	Apply to LTPP and RSUs
Payout Caps	✓ 2X cap on LTPP shares ✓ No cap on LTPP payout dollar value	Lower of: ✓ 2X cap on # of LTPP shares ✓ 3X cap on LTPP payout dollar value

Agilent’s Fiscal 2015 Financial Performance Compared to Fiscal 2014

	Fiscal 2014 (Restated)	Fiscal 2015
Total Shareholder Return (1-Year)	9.93%	-4.56%
Total Shareholder Return (3-Year)	53.26%	49.51%
Revenue (Target / Actual)	$4.14B / $4.05B	$4.21B / $4.04B
Results as a Percentage of Target	98%	96%
Operating Margin (Target / Actual)	20% / 19%	19% / 19%
Results as a Percentage of Target	96%	100%
Fiscal year 2014 numbers exclude Keysight Technologies

COMPENSATION DISCUSSION AND ANALYSIS

Aligning CEO Pay with Performance

Aligning CEO pay with company performance and shareholder value creation is a core tenet of our program. As the following chart illustrates, our CEO’s compensation tracks appropriately when compared to our absolute TSR over the past 5 years.

2011-2014 data represents Mr. Sullivan’s CEO pay; 2015 data represents Mr. McMullen’s CEO pay

Agilent began FY15 as a standalone life sciences company having just completed the spin-off of Keysight Technologies, which we believe was in the best interest of shareholders. While we are disappointed that our FY15 absolute TSR was slightly negative, we are executing on a multi-year financial plan to accelerate our organic revenue growth, increase our operating margins, return greater than 85% of free cash to shareholders and implement our Agile Agilent program to streamline and simplify the company.

The Agilent stock price started fiscal year 2015 at a premium for a number of reasons including anticipation of the spinoff of Keysight Technologies, strategic optionality speculation, shareholder churn and premium associated with the broader rise of the S&P 500 health care sector. As the year went on, the stock price premium slowly dissipated despite our strong FY15 financial results, which included year over year revenue growth above market, Agilent’s highest revenue growth in the last four years, and increased adjusted operating margins. Nonetheless, these financial results translated into a slightly below target short-term financial incentive payout. Meanwhile, the company’s strong performance resulted in our CEO receiving just over 100% of his overall target short-term incentive payout, when including the weighted average payout of the strategic objectives. However, as the chart above indicates, our total CEO compensation has declined by approximately 50 percent, and our FY13-FY15 LTPP payout was zero percent given the relative performance of our stock.

COMPENSATION DISCUSSION AND ANALYSIS

Pay Practices

Our executive compensation program is supported by a set of strong governance provisions and pay practices.

We structure compensation to create a strong alignment with shareholder interests
●   Majority of pay is delivered via performance-based vehicles such as long-term performance shares and annual cash incentives

●   Adding mandatory one-year post-vest holding period on Annual LTI awards beginning in fiscal year 2016

We design our programs to avoid excessive risk taking	● Strong recoupment and anti-hedging policies in place ● Robust stock ownership guidelines ● Annual compensation risk assessment
We follow best practices in executive compensation design
●   Limited perquisites

●   No single trigger on change in control benefit provisions or new tax gross-ups

●   No dividends / dividend-equivalents on unearned performance awards

●   Continued vesting of equity awards and earn out of LTPP shares based on performance (rather than acceleration of target) upon retirement

●   Independent Compensation Committee Consultant

Compensation Philosophy

The main objectives of our executive compensation program are to pay for performance while aligning executives’ interests with shareholder interests. Our pay levels are reasonable and competitive to attract and retain the best talent and structure pay to support our business objectives with appropriate rewards for short-term operating results and long-term shareholder value creation. Accordingly, we structure our executive compensation program with three basic direct elements:

Base Salary. Base salaries have historically accounted for 20% or less of total compensation for our NEOs. This element is intended to establish the minimum or base-line competitive compensation level that sits beneath the variable compensation components. The remaining 80% or more of our total compensation is performance-based as described below.

Short-Term Cash Incentives. For fiscal year 2015, we used financial metrics such as revenue growth and operating profit percentage, as well as strategic objectives, to determine our short-term cash performance incentives. The short-term incentives are used to provide a competitive element of total direct compensation and to focus the efforts of our executives on critical operating and strategic goals that are best measured within annual periods, where there is downside risk for underperforming and upside reward for success.

Long-Term Incentives. For fiscal year 2015, our long-term incentives consist of a combination of (1) stock options that vest over four years and have a 10-year term and (2) performance shares that vest at the end of a three-year period based on continued employment and our relative TSR versus peer companies. The purpose of the long-term incentives is to provide a competitive element of total direct compensation, enable employment retention, facilitate executive stock ownership, and reward for multi-year shareholder value creation through the performance of our stock as measured against (1) historical prices and (2) the shareholder return of our peers.

COMPENSATION DISCUSSION AND ANALYSIS

Our total compensation for each NEO varies based on (i) company performance measured against external metrics that correlate to long-term stockholder value, (ii) performance of the business organizations against specific targets, and (iii) individual performance. These three factors are considered in positioning salaries, determining earned short-term incentives and determining long-term incentive grant values.

Compensation Risk Controls

F.W. Cook conducts an annual review of Agilent’s compensation related risks. The risk assessment conducted during fiscal year 2015 confirmed that Agilent’s executive compensation program is well designed to encourage behaviors aligned with the long-term interests of shareholders. F.W. Cook also found an appropriate balance in fixed versus variable pay, cash and equity, corporate, business unit, and individual goals, financial and non-financial performance measures, and formulas and discretion. Finally, it was determined that there are appropriate policies and controls in place to mitigate compensation-related risk, as set forth below:

Recoupment Policy

We have adopted an Executive Compensation Recoupment Policy that applies to all of our executive officers covered by Section 16 of the Securities Exchange Act. Under this Policy, in the event of (A) a material restatement of financial results (wherein results were incorrect at the time published due to mistake, fraud or other misconduct), or (B) fraud or misconduct by an executive officer, the Compensation Committee will, in the case of a restatement, review all short and long-term incentive compensation awards that were paid or awarded to executive officers for performance periods beginning after July 14, 2009 that occurred, in whole or in part, during the restatement period. In the case of fraud or misconduct, the Committee will consider actions to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoers, in each case, as the Committee deems appropriate.

These actions may include, without limitation:

●requiring reimbursement of compensation,

●the cancellation of outstanding restricted stock or deferred stock awards, stock options, and other equity incentive awards, limiting future awards or compensation, and

●requiring the disgorgement of profits realized from the sale of Agilent stock to the extent such profit resulted from fraud or misconduct.

Hedging and Insider Trading Policy

Our insider trading policy expressly prohibits:

●ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning Agilent stock

●officers and directors from pledging Agilent securities as collateral for loans

●officers, directors and employees from purchasing or selling Agilent securities while in possession of material, non-public information, or otherwise using such information for their personal benefit.

Our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act so that they can prudently diversify their asset portfolios and exercise their stock options before expiration.

COMPENSATION DISCUSSION AND ANALYSIS

Stock Ownership Guidelines	Our stock ownership guidelines are designed to encourage our NEOs and other executive officers to achieve and maintain a significant equity stake in Agilent and more closely align their interests with those of our stockholders. The guidelines provide that the CEO, COO, CFO and other executive officers should accumulate and hold, within five years from election to his or her position, an investment level in our stock equal to a multiple of his or her annual base salary or accumulate a direct ownership of Agilent stock as set forth below:

		Investment Level =	Direct Ownership of
		Multiple of Annual	Agilent Stock
	Executive	Base Salary	(# of Shares)
	CEO	6X	N/A
	CFO/COO	3X	80,000
	All other executive officers	3X	40,000

An annual review is conducted to assess compliance with the guidelines. By the end of fiscal year 2015, all of our NEOs had either met or were on track to reach their stock ownership guideline requirements within the applicable timeframe.

Determining Executive Pay

Process for Determining Compensation

For fiscal year 2015, the Compensation Committee retained F.W. Cook as its compensation consultant. F.W. Cook performs no other work for Agilent, does not trade Agilent stock, has an Independence Policy that is reviewed annually by F.W. Cook’s Board of Directors, and proactively notifies the Compensation Committee chair of any potential or perceived conflicts of interest. The Compensation Committee found no conflict of interest with F.W. Cook during fiscal year 2015.

To determine total compensation for the upcoming fiscal year, the Compensation Committee considers 1) the performance of each individual executive for the last fiscal year, 2) the most recent peer group data from F.W. Cook, 3) our business and strategic goals for the coming fiscal year and 4) detailed tally sheets for the CEO and each NEO. F.W. Cook presents and analyzes market data for benchmarking each individual position and provides insight to market practices for the Compensation Committee’s actions, but it does not make any specific compensation recommendations on the individual NEOs. The Compensation Committee determines the form and amount of compensation for all executive officers after considering the market data and company, business unit and individual performance. For fiscal year 2015, F.W. Cook advised the Compensation Committee on a number of compensation matters, including but not limited to:

●	Criteria used to identify peer companies for executive compensation and performance metrics;
●	Evaluation of our total direct compensation levels and mix for the NEOs and four other senior officers;
●	Mix of long-term incentives, grant types and allocation of stock options and full value shares;
●	Reviewing various other proposals presented to the Compensation Committee by management;
●	Guidance on CEO transition planning; and
●	Support for shareholder outreach campaign.

The Compensation Committee, which is composed solely of independent members of the Board, operates under a Board-approved charter that spells out the Committee’s major duties and responsibilities. This charter is available on Agilent’s website at http://www.investor.agilent.com/phoenix.zhtml?c=103274&p=irol-govhighlights.

COMPENSATION DISCUSSION AND ANALYSIS

Role of Management

The CEO and the Senior Vice President, Human Resources consider the responsibilities, performance and capabilities of each of the Company’s executive officers, including the NEOs, other than the CEO, and what compensation package they believe will attract, retain and motivate. The Senior Vice President, Human Resources does not provide input on setting his own compensation. A comprehensive analysis is conducted using a combination of the market data based on our peer group and survey data, performance against targets, and overall performance assessment. This data and analysis is used as the primary consideration to determine if an increase in compensation is warranted and the amount and type of any increase for each of the total compensation components for the then-current fiscal year. After consulting with the Senior Vice President, Human Resources, the CEO makes compensation recommendations, other than for his own compensation, to the Compensation Committee at the first Compensation Committee meeting of the fiscal year.

Benchmarking

NEO Compensation Peer Group

At the beginning of each fiscal year, the Compensation Committee meets with F.W. Cook to review and approve the peer group companies that satisfy our selection criteria. We revised the peer group used for setting fiscal year 2015 NEO compensation given the spin-off of Keysight Technologies. For fiscal year 2015, our peer group for NEO compensation consisted of 29 product, capital market and labor market competitors in the S&P 500 Health Care Sector with revenues between 0.25x and 2.5x times Agilent’s projected revenue, supplemented with two of our most direct competitors (Thermo Fisher and Danaher). The range of annual revenues for peer group members was determined so that Agilent’s size measured in annual revenue would be at the median of the peer group. F.W. Cook used the compensation information reported in the public filings of our peer group companies and survey data to make our comparisons and adjusted the data to reflect the age of the reported information. We used this peer group data, targeting the market median, to set each NEO’s compensation for fiscal year 2015.

FISCAL YEAR 2015 NEO COMPENSATION PEER GROUP

Agilent’s peer group for setting fiscal year 2015 NEO compensation consists of the following 31 companies.

Actavis	Celgene	Intuitive Surgical	Stryker
Alexion Pharma	Cerner	Lab Corp of America	Thermo Fisher
Allergan	Covidien	Mylan	Varian Medical Systems
Bard (C.R.)	Danaher	PerkinElmer	Vertex Pharmaceutical
Becton, Dickinson	DENTSPLY Intl	Perrigo	Waters
Biogen Idec	Edwards Lifesciences	Quest Diagnostics	Zimmer Holdings
Boston Scientific	Forest Labs	Regeneron Pharma	Zoetis
CareFusion	Hospira	St. Jude Medical

Peer Group for the Long-Term Performance Program

The Compensation Committee believes that an expanded peer group is more appropriate for determining relative TSR under the Company’s LTPP, as an expanded peer group provides a broader index for comparison and better alignment with shareholder investment choices. Therefore, the Compensation Committee uses the companies in the S&P 500, Health Care, Materials and Industrials Sectors Indexes (approximately 150 companies) for determining TSR under the LTPP. Only companies that are included in one of these sectors at the beginning of the performance period

COMPENSATION DISCUSSION AND ANALYSIS

and have 3 years of stock price performance at the end of the performance period are included in the final calculation of results. The S&P 500 constituent list is maintained by the S&P Index Committee, which is available at www.standardandpoors.com/indices/main/en/us. Any change in the expanded peer group is solely due to Standard & Poor’s criteria for inclusion in the index.

CEO Compensation

The Compensation Committee establishes the CEO’s compensation based on a thorough review of the CEO’s performance that includes: (i) an objective assessment against agreed-to metrics set by the Compensation Committee; (ii) tally sheets, (iii) market data from F.W. Cook, (iv) a self-evaluation by the CEO that the Compensation Committee discusses with the independent directors; and (v) a qualitative evaluation of the CEO’s performance that is developed by the independent directors, including each member of the Compensation Committee, in executive session. The CEO’s total direct compensation package is reviewed annually by the Compensation Committee, which then presents its recommendation to the other independent directors for review and comment. The Compensation Committee then makes the final determinations on compensation for the CEO.

Fiscal Year 2015 Compensation

For fiscal year 2015, approximately 88% of Mr. McMullen’s and 84% of our NEOs’ total direct compensation consisted of short-term and long-term incentives and is “at-risk”— which means that this component can vary year to year depending on company and Agilent’s stock price performance.

CEO	Other Named Executive Officers (Average)

COMPENSATION DISCUSSION AND ANALYSIS

A Year in Transition

In FY15, Bill Sullivan retired after 10 years of being CEO and was succeeded by Mr. McMullen. In determining FY15 CEO compensation, the Committee considered Mr. Sullivan’s planned retirement and role as advisor to Mr. McMullen and the Board for the remainder of the year. The Committee followed its compensation philosophy in setting Mr. McMullen’s CEO compensation near the 25th percentile of the peer group.

	Mr. Sullivan			Mr. McMullen
	CEO	2015	YOY%	CEO	CEO YOY
	2014		Change	2015	% Change
Base Salary	$1,050,000	$630,000	-40.0%	$845,833	-19.4%
Short-Term Incentive
(non-equity)	$1,631,089	$894,285	-45.2%	$1,110,963	-31.9%
Performance Shares /
Restricted Stock	$6,632,830	$3,057,116	-53.9%	$2,520,205	-62.0%
Stock Options	$4,569,033	$1,946,094	-57.4%	$2,434,524	-46.7%
Total	$13,882,952	$6,527,495	-53.0%	$6,911,525	-50.2%

All data from Summary Compensation Table. Mr. McMullen and Mr. Sullivan did not receive any restricted stock in fiscal year 2015

Base Salary

Our salaries reflect the responsibilities of each NEO, the competitive market for comparable professionals in our industry, and are set to create an incentive for executives to remain with Agilent. Base salaries and benefits packages are the fixed components of our NEOs’ compensation and do not vary with company performance. NEOs’ base salaries are set by considering benchmark market data as well as the performance of each NEO. In aggregate, we target market 50th percentile of our peer group for base salaries. For fiscal year 2015, NEO base salaries were on average between the 25th and 35th percentile. We believe this positioning is appropriate as the majority of our NEOs were new to their positions in 2015.

In November 2014, the Compensation Committee increased the base salary for Messrs. Doak and Ancher-Jensen from $400,000 to $425,000 and $386,000 to $400,000 respectively, to compensate them appropriately against their respective peers. Mr. Kaltenbach received a salary increase from $348,000 to $475,000 for his promotion to Senior Vice President. Since Mr. Kaltenbach was on the German payroll during fiscal year 2015, this amount was converted to his local currency (Euro) on December 1, 2014. As a result, his local currency base salary is 379,905 Euro. Mr. McMullen received a salary increase in March 2015 from $700,000 to $950,000 to reflect his promotion to CEO. Mr. Sullivan’s base salary for the fiscal year decreased 40% from $1,050,000 to $630,000 to reflect his part-time status after serving as CEO from November 1, 2014 to March 17, 2015.

Short-Term Cash Incentives

The Performance-Based Compensation Plan applies to our NEOs and for fiscal year 2015, provided the opportunity for cash awards every six months linked to specific six-month financial goals and annual strategic goals for the overall company and the three business groups (LSAG, ACG and DGG). Effective fiscal year 2016, the short-term incentive program will change to an annual program with a single payout at year end. Annual cash incentives are paid to reward achievement of critical shorter-term operating, financial and strategic measures and goals that are expected to contribute to shareholder value creation over time. Financial goals for each six-month period are pre-established by the Compensation Committee at the beginning of the period, based on recommendations from management. The financial goals are based on Agilent’s fiscal year 2015

COMPENSATION DISCUSSION AND ANALYSIS

financial plan established by the Board of Directors. After the Compensation Committee certifies the calculations of performance against the goals for each period, payouts, if any, are made in cash. Metrics and goals cannot be changed after they have been approved by the Compensation Committee. The Performance-Based Compensation Plan reflects our pay-for-performance philosophy and directly ties short-term incentives to short-term business performance.

For fiscal year 2015, the awards under the Performance-Based Compensation Plan were calculated by multiplying the individual’s base salary for the performance period by the individual’s target award percentage and the performance, determined as follows:

H1	Annual Salary / 2		Individual Target Bonus (varies by individual)		Financial Portion of Target Bonus (0% to 100%)		Attainment % (based on actual performance)
Financial		X		X		X
H2
Financial
FY Strategic	Annual Salary		Individual Target Bonus (varies by individual)		Strategic Portion		Attainment %
		X		X	of Target Bonus	X	(based on actual
					(0% to 25%)		performance)

The payouts under the Performance-Based Compensation Plan for fiscal year 2015 are provided in the table below and in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table”.

					Annual FY15		Target Short-
	First Half FY15		Second Half FY15		Strategic Objectives		Term Incentive	Actual Short-Term
	Target	Actual	Target	Actual	Target	Actual	for the Fiscal	Incentives Paid for
	Incentive	Award	Incentive	Award	Incentive	Award	Year	the Fiscal Year
Name	($)	($)	($)	($)	($)	($)	($)	($)
Michael R. McMullen	$368,078	$344,373	$427,500	$427,500	$265,349	$339,090	$1,060,927	$1,110,963
Didier Hirsch	$180,000	$168,408	$180,000	$180,000	$120,000	$168,000	$480,000	$516,408
Mark Doak	$127,500	$131,719	$127,500	$132,728	$85,000	$157,250	$340,000	$421,697
Henrik Ancher-Jensen	$120,000	$126,396	$120,000	$112,122	$80,000	$120,000	$320,000	$358,518
Patrick Kaltenbach	$121,534	$120,112	$125,439	$115,459	$82,337	$76,161	$329,310	$311,732
William P. Sullivan	$787,500	$736,785	$157,500	$157,500	$0	$0	$945,000	$894,285

Mr. McMullen’s fiscal year 2015 bonus of $1,110,963 reflects our slightly below target fiscal year 2015 financial results and above target performance for Mr. McMullen’s strategic objectives for the fiscal year. Mr. Sullivan’s final year bonus of $894,285 reflects his reduced base salary and our slightly below target fiscal year 2015 financial results. Mr. Sullivan was not assigned any strategic objectives for fiscal year 2015.

Target Award Percentages

Our Compensation Committee set the monetary value of the fiscal year 2015 short-term incentive targets based on a percent of base salary pre-established for each NEO. The Compensation Committee also considered the relative responsibility of each NEO. In aggregate, we target market 50th percentile of our peer group, and in fiscal year 2015 our NEO’s short-term incentive target bonus was set between 80% and 150% of base salary (depending on position).

Financial Target Metrics and Fiscal Year 2015 Operational Results

The Performance-Based Compensation Plan financial target metrics were based on (1) Agilent’s Operating Margin and Agilent’s revenue goals for Mr. McMullen, Mr. Hirsch and Mr. Sullivan at 100% and Messrs. Doak, Ancher-Jensen and Kaltenbach at 50%, (2) the other 50% is tied to the respective

COMPENSATION DISCUSSION AND ANALYSIS

business unit’s Operating Margin and revenue goals for Messrs. Doak and Kaltenbach, and (3) Agilent Gross Margin Percentage and Agilent’s revenue goals for the other 50% of Mr. Ancher-Jensen’s financial target bonus for each of the first half and second half of fiscal year 2015.

The Compensation Committee chose those metrics because:

●	Revenue places focus on our continued growth; and
●	Operating Margin and Gross Margin both emphasize innovation, profitability and efficiency in our core business operations.

The Compensation Committee sets the financial targets that must be met to receive the target payout based on the company’s business plan, which establishes higher financial goals than external guidance provided to shareholders.

To determine earned awards, we use payout matrices (as described below) that link the metrics and reflect threshold-to-maximum opportunities based on various achievement levels of the metrics. No awards are paid unless the Operating Margin or Gross Margin threshold is achieved. The maximum award under the plan is capped at 200% of the target award. The target metrics set for our short-term incentives and their corresponding results were as follows:

First Half FY15
		Operating Margin / Gross Margin %				Revenue
										Payout %
					Goal	Target	Max	Results	Goal	(Per
	Threshold	Target	Max	Results	Attainment	(Mil)	(Mil)	(Mil)	Attainment	Matrix)
Agilent	13.0%	17.7%	21.5%	17.3%	98%	$2,071	$2,278	$1,989	96%	94%
LSAG & ACG	14.2%	18.8%	22.5%	19.1%	102%	$1,728	$1,901	$1,672	97%	104%
ACG	15.7%	20.1%	23.8%	21.1%	105%	$662	$728	$652	99%	113%
OFS	54.6%	56.2%	57.4%	56.6%	101%	$1,648	$1,813	$1,579	96%	117%

Second Half FY15
		Operating Margin / Gross Margin %				Revenue
										Payout %
					Goal	Target	Max	Results	Goal	(Per
	Threshold	Target	Max	Results	Attainment	(Mil)	(Mil)	(Mil)	Attainment	Matrix)
Agilent	16.1%	20.5%	24.1%	20.6%	100%	$2,144	$2,359	$2,049	96%	100%
LSAG	15.9%	20.3%	23.9%	19.4%	96%	$1,081	$1,189	$1,026	95%	84%
ACG	19.0%	23.1%	26.5%	23.9%	103%	$698	$768	$678	97%	108%
OFS	56.3%	57.7%	58.8%	57.5%	100%	$1,703	$1,874	$1,617	95%	87%

Notes:	There are no thresholds for Revenue metrics.

Operating Margin (segment level) is a non-GAAP measure defined as revenue less the sum of cost of products and services, research and development expense and selling, general and administrative expenses.

Payout Matrices to Measure Financial Metrics

Agilent used the following payout matrices to determine payout percentages for our FY15 short-term incentive program. The payout matrices are designed to reward profitable growth by increasing payout percentages commensurate with increased operating margin achievement rather than increased revenue achievement once the revenue target is met. The payout percentages are determined by finding the intersection between the goal attainments as a percentage of plan for each financial metric. Payout percentages are assigned to each intersection of OM and Revenue throughout the payout matrix. These specific matrices were used to determine the Agilent level payout percentages. Payout matrices vary by business group.

COMPENSATION DISCUSSION AND ANALYSIS

	H1 FY15 - Revenue (% of plan)
	0 - 90%	92%	94%	96%	98%	100%	102%	104%	106%	108%	110%
121%	120.00%	126.00%	132.00%	138.00%	144.00%	150.00%	166.67%	183.33%	200.00%	200.00%	200.00%
118%	117.14%	122.29%	127.43%	132.57%	137.71%	142.86%	160.07%	179.05%	185.72%	185.72%	185.72%
114%	113.33%	117.33%	121.33%	125.33%	129.33%	133.33%	151.28%	166.67%	166.67%	166.67%	166.67%
110%	109.52%	112.38%	115.24%	118.10%	120.95%	123.81%	142.49%	147.62%	147.62%	147.62%	147.62%
106%	105.71%	107.43%	109.14%	110.86%	112.57%	114.29%	128.58%	128.58%	128.58%	128.58%	128.58%
102%	101.90%	102.48%	103.05%	103.62%	104.19%	104.76%	109.53%	109.53%	109.53%	109.53%	109.53%
100%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
98%	93.33%	93.41%	93.48%	93.56%	93.63%	93.70%	93.70%	93.70%	93.70%	93.70%	93.70%
96%	86.67%	86.81%	86.96%	87.11%	87.26%	87.41%	87.41%	87.41%	87.41%	87.41%	87.41%
88%	60.00%	60.44%	60.89%	61.33%	61.78%	62.22%	62.22%	62.22%	62.22%	62.22%	62.22%
80%	33.33%	34.07%	34.81%	35.56%	36.30%	37.04%	37.04%	37.04%	37.04%	37.04%	37.04%
73%	10.00%	11.00%	12.00%	13.00%	14.00%	15.00%	15.00%	15.00%	15.00%	15.00%	15.00%

	H2 FY15 - Revenue (% of plan)
	0 - 90%	92%	94%	96%	98%	100%	102%	104%	106%	108%	110%
118%	120.00%	126.00%	132.00%	138.00%	144.00%	150.00%	170.00%	190.00%	200.00%	200.00%	200.00%
116%	117.78%	123.11%	128.44%	133.78%	139.11%	144.44%	164.89%	188.89%	188.89%	188.89%	188.89%
112%	113.33%	117.33%	121.33%	125.33%	129.33%	133.33%	154.66%	166.67%	166.67%	166.67%	166.67%
108%	108.89%	111.56%	114.22%	116.89%	119.56%	122.22%	144.44%	144.44%	144.44%	144.44%	144.44%
104%	104.44%	105.78%	107.11%	108.44%	109.78%	111.11%	122.22%	122.22%	122.22%	122.22%	122.22%
100%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
96%	82.86%	83.05%	83.24%	83.43%	83.62%	83.81%	83.81%	83.81%	83.81%	83.81%	83.81%
92%	65.71%	66.10%	66.48%	66.86%	67.24%	67.62%	67.62%	67.62%	67.62%	67.62%	67.62%
88%	48.57%	49.14%	49.71%	50.29%	50.86%	51.43%	51.43%	51.43%	51.43%	51.43%	51.43%
84%	31.43%	32.19%	32.95%	33.71%	34.48%	35.24%	35.24%	35.24%	35.24%	35.24%	35.24%
80%	14.29%	15.24%	16.19%	17.14%	18.10%	19.05%	19.05%	19.05%	19.05%	19.05%	19.05%
79%	10.00%	11.00%	12.00%	13.00%	14.00%	15.00%	15.00%	15.00%	15.00%	15.00%	15.00%

Tables have been simplified for illustrative purposes, but the actual payout percentages are shown.

Strategic Component and Fiscal Year 2015 Results

For fiscal year 2015, under the Performance-Based Compensation Plan, we continued to utilize annual strategic goals to align each continuing NEO’s objectives with strategic company priorities. The strategic component is established within the time prescribed by Section 162(m) of the Internal Revenue Code and is determined on an annual basis. The strategic component accounts for 25% of the total target bonus for each NEO who was assigned strategic objectives. The maximum payout per NEO for satisfaction of the strategic component is the lesser of (1) up to 200% of strategic objective performance results or (2) 0.75% of non-GAAP pre-tax earnings, and the Compensation Committee may exercise negative discretion to the maximum payout to determine the strategic award percentage. The percentage of non-GAAP pre-tax earnings increased this year from 0.50% to 0.75% due to the smaller company size after the Keysight spin-off.

Non-GAAP pre-tax earnings is defined as earnings before income taxes that exclude primarily the impact of acquisition and integration costs, restructuring costs, transformational initiatives, non-cash intangibles amortization as well as business exit and divestiture costs.

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal year 2015 strategic objectives were selected to focus NEOs on key business initiatives such as revenue growth in specific markets and products, company-wide gross margin expansion, streamlined and more efficient operations, and regulatory compliance. The following table describes each strategic objective, including the threshold, target and maximum achievement levels for each, identifies the NEOs who were assigned to each strategic objective, and reports the final attainment and payout percentage for each objective. If an NEO is assigned to more than one objective, the weighting is equally distributed. For competitive purposes, specific threshold, target and maximum amounts are not shown in the descriptions that follow.

FY15 Strategic
NEOs	Objective	Threshold	Target	Maximum		Payout
Assigned	Description	(50% Payout)	(100% Payout)	(200% Payout)	Attainment	%
Messrs. McMullen and Doak	CSD - Revenue	Achieve 90% of	Target revenue	Achieve 119% of	Achieved
	Growth	Target revenue	growth % vs.	target revenue	122% of	200%
		growth % vs.	FY14	growth vs. FY14	target
FY14
Messrs. McMullen and Doak	SSD - Operating	-$XM OP	Achieve FY15	+$XM OP	Achieved
	Profit	decline vs Fall	Fall Plan	improvement vs	70% of OP	170%
		Plan		Fall Plan	improvement
plan
Mr. McMullen	OMNIS	Achieve 87.5%	Achieve target	Achieve 125%	94% of plan
	Shipments	of target units	units placed	of target units	for units and
		placed and	and a specified	placed and	MTBF* target	70%
		a specified	MTBF* target	a specified	achieved
		MTBF* target		MTBF* target
Mr. McMullen	LSAG Sales –	Achieve 104%	LSAG/ACG	Achieve 96% of	Missed target
	Cost Per Order	of LSAG/ACG	cost per order	LSAG/ACG cost	by 1.2% pts	85%
	Dollar (CPOD)	cost per order	dollar Target %	per order dollar
		dollar target %		Target %
Messrs. McMullen and	OFS - Gross	-0.2 ppts GM	Achieve FY15	+ 0.25 ppt GM	Achieved
Ancher-Jensen	Margin	decline vs Fall	Fall Plan	improvement	FY15 Fall	100%
		Plan			Plan
Messrs. McMullen,	Dako – FDA**	First FDA	Dako Denmark	Dako Denmark	Warning
Ancher-Jensen		warning letter	does not	receives	letter lifted
		not lifted but	receive a 2nd	confirmation	on April 15,
		Dako Denmark	FDA warning	from the FDA	2015	200%
		can continue	letter in FY15	of the lifting
		to export	and also meets	of the warning
		products to the	remediation	letter by
		US in FY15.	timeline.	10/31/2015
Messrs. McMullen and	NMR - Operating	-$XM	Achieve FY15	+$XM OP	Achieved
Kaltenbach	Profit	attainment vs.	Fall Plan	improvement vs	30% of OP	130%
		Fall Plan		Fall Plan	improvement
plan
Messrs. McMullen and	LC/MS - Revenue	Achieve 67% of	Target Revenue	Achieve 233% of	Achieved
Kaltenbach	Growth	target revenue	growth % vs	target revenue	70% of target	55%
		growth vs FY14	FY14	growth vs FY14	revenue
growth
Messrs. McMullen and Hirsch	Infrastructure	Achieve 102%	Achieve 100%	Achieve 95%	Exceeded
	Expenses	adjusted actual	actual adjusted	actual adjusted	target by 2%	140%
		expenses vs	expenses vs	expenses vs	pts
		Fall Plan	Fall Plan	Fall Plan
____________________

*	MTBF = mean time before failure
**

In FY14 Dako received an FDA warning letter citing a number of deficiencies at the Dako Denmark manufacturing site that required remediation. Failure to address these deficiencies could have prevented Dako Denmark from exporting products to the US. To address the issues raised by the FDA Agilent assembled a dedicated team and created this strategic objective to focus management attention on this critical issue. As a result of this team’s efforts the FDA lifted the warning letter in April 2015.

COMPENSATION DISCUSSION AND ANALYSIS

Actual payout tables for strategic objectives use a straight-line payout slope from threshold to target and from target to maximum. The payout table for the FDA was objective and milestone based as described above. Final payouts for each strategic objective are recommended by the CEO and approved by the Compensation Committee.

Long-Term Incentives – Stock Options, Performance Stock Units and Performance Cash

No Performance Stock Units Earned in Fiscal Year 2015

The performance stock units granted in fiscal year 2013 were measured based on relative TSR versus all companies in the S&P 500 Health Care, Industrials and IT Sectors for fiscal years 2013 through 2015. The company did not establish an absolute TSR target as we believe performance is best measured on a relative basis against our selected peer group

As noted in the Executive Summary, no performance stock units were earned in fiscal year 2015 for the 2013 to 2015 awards because our relative TSR fell below the 25th percentile of the peer group.

Peer Group TSR		Payout %
75th Percentile	110.7%	200%
Median	67.2%	100%
25th Percentile	41.5%	25%
Agilent	38.4% / 23rd percentile	0%

Agilent’s TSR performance relative to peers and the payout percentages for the LTPP for the past 5 years are set forth in the following table:

Fiscal Year	Agilent TSR Relative	Payout %
	Rank to Peer Group
2013 – 2015	38.4%	0.0%
2012 – 2014	39.7%	69.0%
2011 – 2013	45.8%	87.0%
2010 – 2012	46.9%	91.0%
2009 – 2011	54.9%	120.0%

Long-Term Incentives Granted in Fiscal Year 2015

When determining individual LTI award values, we target our NEO grants to be at the 50th percentile of the peer group, in aggregate. For fiscal year 2015, the Compensation Committee granted long-term incentives with target values for each NEO that were on average between the 25th and 35th percentile of our peer group. Stock grant values were delivered as follows:

●

Approximately half the value was in the form of stock options that vest 25% each year over four years. The exercise price of the option was the closing price of our common stock on the date of grant. To determine the number of stock options granted, we divided the target award amount by the product of the 8-day average closing price of Agilent stock multiplied by the Black-Scholes accounting valuation.

●

The remaining value of the long-term award is a performance stock unit award, delivered under the LTPP. These performance stock units vest 100% after the conclusion of the three-year performance period, and the resulting final payout may range from 0 to 200% of the originally awarded stock units. To determine the number of performance stock units, we divided the target award amount by the product of the 8-day average stock price multiplied by a Monte Carlo valuation.

COMPENSATION DISCUSSION AND ANALYSIS

●

We typically use a 20-day average closing price of our common stock to determine the number of options and performance stock units for our awards. However, for fiscal year 2015, we used the 8-day average stock price due to the timing of the Keysight spin-off on November 1, 2014. This approach allowed us to begin our average closing price after our stock began trading without Keysight.

Targeting approximately half of the long-term incentive value in stock options and half of the value in performance stock units keeps focus on improving Agilent’s stock price and Agilent’s stock price performance relative to its peers. For fiscal year 2016 performance stock units will represent 60% of the target LTI value with the other 40% delivered in RSUs rather than stock options. Fiscal year 2016 LTPP and RSU awards will include a mandatory one-year post vest holding period.

The target value of the long-term incentive awards is determined at the beginning of the then-current fiscal year for each NEO and is partially derived from the peer group data provided by Frederic W. Cook. The target value also reflects the Compensation Committee’s judgment on the relative role of each NEO’s position within Agilent, as well as the performance of each NEO.

In November 2014, Mr. McMullen was awarded stock options and long-term performance shares with a target value of $3,600,000. Upon his promotion to CEO, he received additional stock options and long-term performance shares with a target value of $1,400,000. Mr. Sullivan’s long-term incentive equity award was reduced over 51% from fiscal year 2014, commensurate with his new role and was delivered 60% in performance stock units and 40% in stock options. Mr. Sullivan’s awards will continue to vest following his retirement, but will only have value if Agilent performs. As the fiscal year 2013-2015 LTPP program illustrates, there is no guaranteed value.

	Number & Type of Award			Total Target Value
	Stock Options	Performance	Restricted	of Long Term-
Name	(#) [1]	Stock Units (#) (1)	Stock Units (#)	Incentive Awards ($)
Michael R. McMullen (2)	228,763	50,801	–	$5,000,000
Didier Hirsch	94,850	21,337	–	$2,100,000
Mark Doak	49,683	11,176	–	$1,100,000
Henrik Ancher-Jensen	24,841	5,588	–	$550,000
Patrick Kaltenbach	45,167	10,160	–	$1,000,000
William P. Sullivan	184,281	62,182	–	$5,100,000
____________________

(1)	Regular stock options and performance stock units were granted on November 19, 2014 to Messrs. McMullen, Hirsch, Doak, Ancher-Jensen and Sullivan and on November 20, 2014 for Mr. Kaltenbach. Mr. McMullen received 162,601 stock options and 36,577 performance stock units.

(2)	Mr. McMullen received an additional 66,162 stock options and 14,224 performance stock units upon his promotion to CEO on March 18, 2015.

Performance Condition for Stock Units Granted in Fiscal Year 2015

The performance stock units granted in fiscal year 2015 will be measured and paid out based on relative TSR versus all companies in our new peer group, the S&P 500 Health Care, Industrials and Materials Sectors Indexes for fiscal year 2015 through fiscal year 2017. The peer group companies are established at the beginning of the performance period and need to have three full years of stock

COMPENSATION DISCUSSION AND ANALYSIS

price data to be used in the final relative TSR calculation. The company does not establish an absolute TSR target as we believe performance is best measured on a relative basis against our selected peer group. The performance schedule determined by the Compensation Committee in fiscal year 2015 was as follows:

Payout as a
% of
Relative TSR Performance	Target
Below 25th Percentile Rank (threshold)	0%
25th Percentile Rank	25%
50th Percentile Rank (target)	100%
75th Percentile Rank and Above	200%

Performance stock units are completely “at-risk” compensation because Agilent’s performance must be at or above the 25th percentile in order for the individuals to receive a payout. As noted, no shares were earned for the fiscal 2013-2015 performance period.

The Compensation Committee has established rolling three-year performance periods for determining earned awards under our LTPP and currently uses relative TSR as a single metric. This metric aligns with shareholder interests as higher TSR results in higher potential returns for shareholders as well as ensuring a correlation between performance and payouts. As noted above, our short-term incentive program focuses on Operating Profit Percent and Revenue, which drive internal business strategies that in turn impact our TSR. In fiscal year 2016, we added operating margin as a financial metric for 50% of the long-term performance shares, which provides a direct line of sight for our executives between the company’s financial performance and their long-term incentive rewards.

For purposes of determining the awards, relative TSR reflects (i) the aggregate change in the 20-day average closing price of Agilent’s stock versus each of the companies in Agilent’s LTPP peer group, each as measured at the beginning and end of the three-year performance period plus (ii) the value (if any) returned to shareholders in the form of dividends or similar distributions, assumed to be reinvested on distribution date on a pre-tax basis.

Performance Cash Awards Earned in Fiscal Year 2015

Mr. Ancher-Jensen did not receive a grant or a payout for the LTPP’s fiscal year 2013 through fiscal year 2015 performance period. Instead, at the beginning of fiscal year 2013, he received a long-term cash incentive award for fiscal years 2013 through 2015 as part of the Dako acquisition agreement. The metrics for this three-year performance period were (1) Dako Revenue and Operating Profit from distribution of Dako products in Asia and (2) Agilent Genomics Solutions Division sales through Dako channels (“GSD Sales”).

One of the sources of value behind the Dako acquisition was to leverage Agilent’s footprint and presence in Asia to grow the Dako business in that region, as it was deemed to be underrepresented versus Europe and the Americas. In order to tie those sources of value with the three-year incentive plan for Dako executives, 80% of the incentive pay was tied to achieving the combination of the standalone Dako revenue and operating profit goals as well as the incremental revenues and related profit from accelerating the growth in Asia.

COMPENSATION DISCUSSION AND ANALYSIS

To determine the earned award for Mr. Ancher-Jensen, we used a payout matrix that links the metrics and reflects threshold-to-maximum opportunities based on various achievement levels of the metrics. No award was paid unless the Revenue and Operating Profit thresholds were achieved. The maximum award was capped at 200% of the target award. The target metrics and results for these awards are set forth in the table below:

FY13-FY15 Dako Long-Term Cash Incentive Plan (1)
			Revenue ($ Mil)				Operating Profit ($ Mil)
Name	Component	% of Long-term bonus	Threshold	Target	Max	Results	Threshold	Target	Max	Results
Mr. Ancher-Jensen	Dako & Agilent Asia Synergy	80%	80% of Target	$X	120% of Target	89% of Target	21% of Target	$X	179% of Target	55% of Target
	Agilent Genomics	20%	80% of Target	$X	120% of Target	2% of Target	–	–	–	–
____________________

(1)	For competitive purposes, specific threshold, target and maximum amounts are not shown.

Based on actual results over the performance period, the Dako incentive plan paid out at 40% of target, which resulted in a payment of $815,844 to Mr. Ancher-Jensen.

Equity Grant Practices

The Compensation Committee generally makes grants of stock awards to our NEOs at the first Compensation Committee meeting of our fiscal year. Awards are neither timed to relate to the price of Agilent’s stock nor to correspond with the release of material non-public information, although grants are generally made when Agilent’s trading window is open. Grants to current employees are generally effective on the date of the Compensation Committee meeting approving such grants. Grants to new employees, including potential NEOs, are typically made at the next regularly scheduled Compensation Committee meeting following the employee’s start date. The standard vesting schedule for our equity grants is shown in the table below. In fiscal year 2016, we added a one-year post vest holding period to each of the LTI grants.

Equity Vehicle	FY15 Design	FY16 Design	Standard Vesting Schedule
Stock Options	50%	0%	25% each year over four years
Performance Stock Units	50%	60%	100% after the third year
Restricted Stock Units	0%	40%	25% each year over four years

If an NEO dies or is fully disabled, his or her unvested stock options or stock awards fully vest. In addition, when an NEO retires from Agilent, his or her stock options and stock awards continue to vest per their original vesting schedule rather than accelerate at termination. We believe continued vesting into retirement better aligns NEO interests with shareholders beyond the date they retire from the company. Meanwhile, performance stock units are earned based on the satisfaction of the performance metrics. In addition, within the first 12 months of a performance period, the entire performance stock unit award is pro-rated based upon completion of the first 12 months of the performance period. As of October 31, 2015, Mr. Sullivan, Mr. Hirsch and Mr. Doak were entitled to retirement vesting. Mr. McMullen will become retiree eligible in February 2016. Finally, stock options and stock awards vest on a “double-trigger” basis in connection with a change in control as described below.

COMPENSATION DISCUSSION AND ANALYSIS

Additional Information

Benefits

Agilent’s global benefits philosophy is to provide NEOs with protection and security through health and welfare, retirement, disability insurance and life insurance programs. During fiscal year 2015, the CEO and other NEOs were eligible to receive the same benefits that are generally available to other Agilent employees.

In addition to the company-wide benefits, Agilent’s NEOs have company-paid financial counseling through a third party service to assist with their personal finances. We believe that providing this service gives our NEOs a better understanding of their pay and benefits, allowing them to concentrate on Agilent’s future success. Financial counseling is a benefit generally provided by our peer companies and is available at a reasonable group cost to Agilent.

Generally, it is our Compensation Committee’s philosophy to not provide perquisites to our NEOs except in limited circumstances. For example, in fiscal year 2015, there were no special perquisites for our NEOs except for financial counseling and the occasional use by executive officers of company drivers to transport them and their family members to the airport for personal travel. In addition, the company provided some relocation expenses for Mr. McMullen and some expenses related to the temporary relocation assignment for Mr. Kaltenbach pursuant to our standard relocation policy applicable to all employees. The company previously provided an Executive Physical benefit to Officers, which we discontinued in fiscal year 2015. These perquisites are included and footnoted in the “All other Compensation” column in the “Summary Compensation Table.”

Deferred Compensation

NEOs on the U.S. payroll are eligible to voluntarily defer base salary, short-term incentives in the form of awards under the Performance-Based Compensation Plan and long-term incentives in the form of stock awards under the LTPP. The deferrals are made through our 2005 Deferred Compensation Plan, which is available to all active employees on the US payroll with total target cash salary, including the short-term Performance Based Compensation Plan, greater than or equal to $265,000. This is a common benefit arrangement offered by our peer companies, and our plan does not guarantee above market or a specific rate of return on deferrals.

These benefits and an additional description of plan features are set forth in the section entitled “Non-Qualified Deferred Compensation in Last Fiscal Year” below and the narrative descriptions accompanying this section.

Pension Plans

We provide a pension plan, the Agilent Technologies, Inc. Retirement Plan (“Retirement Plan”), to our current NEOs on U.S. payroll, as well as other eligible Agilent employees, who were hired before November 1, 2014, for long-term employment retention and to support our career-employment strategy, as well as to provide employee retirement savings. In addition, we provide the Agilent Technologies, Inc. Supplemental Benefit Retirement Plan (the “Supplemental Benefit Retirement Plan”) to our NEOs in the U.S. and other eligible Agilent employees who were hired before November 1, 2014. The Supplemental Benefit Retirement Plan is an unfunded, non-qualified pension plan which pays amounts upon retirement that would be due under the regular Retirement Plan benefit formula, but are limited under the tax-qualified Retirement Plan by the Internal Revenue Code. Both the Retirement Plan and the Supplemental Benefit Retirement Plan were closed to new entrants effective November 1, 2014. We also provide a pension plan to a current NEO and other eligible employees in Germany. The German Pension plan is described in further detail on page 60.

COMPENSATION DISCUSSION AND ANALYSIS

Additionally, we provide the Agilent Technologies, Inc. Deferred Profit-Sharing Plan (the “Deferred Profit-Sharing Plan”) that provides certain amounts to our NEOs and other Agilent employees who provided services to our predecessor company, Hewlett-Packard Company (“Hewlett-Packard”), prior to November 1, 1993. None of these plans provide any credit of benefits prior to the date of hire or where there is a break in service.

Retirement benefits are set forth in the table entitled “Pension Benefits” on page 56 and the narrative descriptions accompanying this table.

Policy Regarding Compensation in Excess of $1 Million a Year

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to our CEO, CFO and the three other most highly compensated NEOs employed at the end of the year. Certain compensation is specifically exempt from the deduction limit to the extent that it is “performance based” as defined in Section 162(m) of the Code.

Our Compensation Committee considers the impact of Section 162(m) in setting and determining executive compensation because it is concerned with the net cost of executive compensation to Agilent (i.e., taking into account the tax treatment of the compensation), and its ability to effectively administer executive compensation in the long-term interests of stockholders.

For fiscal year 2015, stock options, short-term cash incentives and long-term performance stock units are intended to comply with the exception for performance-based compensation under Section 162(m). Of course, in order to maintain flexibility in rewarding individual performance and contributions, the Compensation Committee will not limit all the amounts paid under all of Agilent’s compensation programs to just those that qualify for tax deductibility. Agilent cannot guarantee that compensation that is intended to comply with the performance-based compensation exception under Section 162(m) of the Code will in fact so qualify.

Termination and Change of Control

Consistent with the practice of many of our peers, the Compensation Committee adopted change-of-control agreements designed to provide protection to the NEOs so they are not distracted by their personal, professional and financial situations at a time when Agilent needs them to remain focused on their responsibilities, Agilent’s best interests and those of all its stockholders. These agreements provide for a “double-trigger” payout only in the event of a change in control and the executive officer is either terminated from his-or-her position or moved into a position that represents a substantial change in responsibilities within a limited period of time after the transaction (these agreements do not become operative unless both events occur).

We have eliminated excise tax gross-ups for officers entering into newly executed change-of-control agreements after July 14, 2009, including our CEO, Mr. McMullen. Only one officer that had such protection under an ongoing agreement will continue to have this benefit as long as the existing agreement remains in effect without material amendment. Potential payments to our NEOs in the event of a change of control under our existing agreements are reported in the “Termination and Change of Control Table.”

In addition, we have a Workforce Management Program in place that is applicable to all Agilent employees, including NEOs. Employment security is tied to competitive realities as well as individual results and performance, but from time to time, business circumstances could dictate the need for Agilent to reduce its workforce. The Workforce Management Program is intended to assist employees affected by restructuring by providing transition income in the form of severance benefits.

EXECUTIVE COMPENSATION

Summary Compensation Table

Agilent’s NEOs for fiscal 2015 include Agilent’s (i) President and Chief Executive Officer, (ii) Senior Vice President, Chief Financial Officer, (iii) Agilent’s Former President and Chief Executive Officer and (iv) the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal 2015.

Summary Compensation Table
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	($)	($) (1)	($) (2)(3)	($) (2)(3)	($) (4)	($) (5)	($) (6)	Total ($)
Michael R. McMullen	2015	$845,833	$0	$2,520,205	$2,434,524	$1,110,963	$70,994	$225,333	$7,207,852
President	2014	$606,250	$0	$2,332,309	$994,432	$467,177	$91,716	$39,056	$4,530,940
Chief Executive Officer	2013	$575,000	$0	$802,571	$876,960	$465,704	$106,498	$30,108	$2,856,840

Didier Hirsch	2015	$600,000	$0	$1,049,012	$1,001,660	$516,408	$111,075	$18,643	$3,296,798
Senior Vice President,	2014	$600,000	$0	$1,044,826	$1,048,187	$633,396	$111,158	$16,275	$3,453,842
Chief Financial Officer	2013	$597,917	$0	$869,456	$950,040	$382,152	$110,862	$21,701	$2,932,127

Mark Doak (7)	2015	$422,917	$0	$549,457	$524,676	$421,697	$29,986	$16,354	$1,965,087
Senior Vice President,
President Cross-Labs
Group

Henrik Ancher-Jensen (7)	2015	$398,867	$0	$274,728	$262,333	$1,174,362	$124,798	$28,227	$2,263,315
Senior Vice President,
President Order
Fulfillment and Supply
Chain

Patrick Kaltenbach (7)(8)	2015	$407,262	$0	$505,138	$481,253	$311,732	$792,590	$153,102	$2,651,077
Senior Vice President,
President Life Sciences
and Applied Markets
Group

William P. Sullivan (9)	2015	$630,000	$0	$3,057,116	$1,946,094	$894,285	($88,146)	$28,498	$6,467,847
Former President and	2014	$1,050,000	$0	$6,632,830	$4,569,033	$1,631,089	$0	$31,781	$13,914,733
Chief Executive Officer	2013	$1,045,000	$0	$3,789,936	$4,141,200	$1,228,875	$0	$30,661	$10,235,672
____________________

(1)	None of the executive officers received any service awards or cash bonuses for fiscal years 2015, 2014 or 2013, other than provided in the Non-Equity Incentive Compensation Plan.

(2)	Reflects the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, Stock Compensation (“FASB ASC Topic 718”). The assumptions used in calculating the expense are provided in additional detail in the tables below.

(3)	The expenses listed in these columns include expenses for stock awards and options awarded in accordance with the LTP Program and 2009 Stock Plan, as shown in the table below. The threshold and maximum amounts for performance shares granted under the LTP program can be found in the Grants of Plan-Based Awards in Fiscal Year 2015 below.

(4)	Amounts consist of incentive awards earned by the NEOs during the fiscal year under the Performance-Based Compensation Plan for Covered Employees. In addition, Mr. Ancher-Jensen received a payout from a long-term cash incentive bonus that was originally granted in November 2012. This bonus is described above in the Performance Cash Awards Earned in fiscal year 2015 section.

EXECUTIVE COMPENSATION

(5)	Amounts represent the change in pension value for the following Agilent sponsored pension plans: Agilent Technologies, Inc. Deferred Profit-Sharing Plan, Agilent Technologies, Inc. Retirement Plan, Agilent Technologies, Inc. Supplemental Benefit Retirement Plan and the Agilent Technologies, Inc. German Pension Plan.

(6)	Amounts reflect (i) employer contributions of $10,600 to Messrs. McMullen, Hirsch and Ancher-Jensen, $10,500 to Mr. Sullivan and $6,296 to Mr. Doak for the Agilent Technologies, Inc. 401(k) Plan in fiscal year 2015, and , (ii) $19,968 for Mr. McMullen, $17,944 to Mr. Sullivan, $8,168 for Mr. Doak and $16,582 for Mr. Ancher-Jensen for services incurred from The Ayco Company, LP, the provider designated by Agilent to provide financial counseling services to our NEOs, and $11,745 for Mr. McMullen and $7,045 for Mr. Hirsch for services incurred by KPMG, LLC, a tax provider designated by Agilent to provide tax preparation services for certain NEOs, (iii) travel expenses of $1,981 for Mr. McMullen, $290 for Mr. Hirsch, $580 for Mr. Doak, $145 for Mr. Ancher-Jensen and $531 for Mr. Kaltenbach for use of Agilent drivers and vehicles for personal travel, (iv) $1,300 for Mr. McMullen, $708 for Mr. Hirsch, $1,310 for Mr. Doak, $900 for Mr. Ancher-Jensen and $54 for Mr. Sullivan, for employer contribution to a health savings account, (v) $179,739 for Mr. McMullen’s relocation expenses, and vi) $152,571 for expenses related to Mr. Kaltenbach’s temporary work assignment in the U.S.

(7)	Messrs. Doak, Ancher-Jensen and Kaltenbach were not named executive officers in the Company’s 2014 and 2015 Proxy Statements. Therefore, this table does not provide fiscal 2013 and fiscal 2014 compensation data for them.

(8)	Amounts included for Mr. Kaltenbach, with the exception of stock awards and option awards, are shown in U.S. Dollars but were paid to him in Euro. To convert the amounts paid to U.S. Dollars, we used the prevailing exchange rate as of the last business day of the applicable fiscal year (for FY15 amounts, an exchange rate of 1.10060927 U.S. Dollars per Euro).

(9)	Mr. Sullivan is included as he served as CEO through March 17, 2015.

The following table itemizes the full grant date fair value of equity grants made during the 2013, 2014 and 2015 fiscal years in accordance with FASB ASC Topic 718 for the “Stock Awards” and “Option Awards” columns of the “Summary Compensation” table.

Long-term Incentive Awards
	Long-Term Performance Program
	Total FY15 Expense			Total FY14 Expense			Total FY13 Expense
			Restricted			Restricted			Restricted
			Stock			Stock			Stock
	Stock	Option	Unit	Stock	Option	Unit	Stock	Option	Unit
	Awards	Awards	Awards	Awards	Awards	Awards	Awards	Awards	Awards
Mr. McMullen	$2,520,205	$2,434,524	—	$2,332,309	$994,432	—	$802,571	$876,960	—
Mr. Hirsch	$1,049,012	$1,001,660	—	$1,044,826	$1,048,187	—	$869,456	$950,040	—
Mr. Doak	$549,457	$524,676	—	—	—	—	—	—	—
Mr. Ancher-Jensen	$274,728	$262,333	—	—	—	—	—	—	—
Mr. Kaltenbach	$505,138	$481,253	—	—	—	—	—	—	—
Mr. Sullivan	$3,057,116	$1,946,094	—	$4,554,407	$4,569,033	$2,078,423	$3,789,936	$4,141,200	—

FASB ASC Topic 718 Assumptions

The following table sets forth the weighted average FASB ASC Topic 718 assumptions used in 2012 to 2015 in the calculation of the stock awards and option awards presented in our “Summary Compensation Table”. For all periods presented, the fair value of share-based awards for employee stock options awards was estimated using the Black-Scholes option pricing model, while shares granted under the LTP Program were valued using a Monte Carlo simulation. The estimated fair value of restricted stock unit awards was determined based on the market price of Agilent’s common stock on the date of grant, adjusted for expected dividend yield. On January 17, 2012, the company’s Board of Directors approved the initiation of quarterly cash dividends to the company’s shareholders. The fair value of all the awards granted prior to the declaration of quarterly cash dividends was measured based on an expected dividend yield of 1%.

EXECUTIVE COMPENSATION

	Years Ended October 31, 2015
	2015	2014	2013	2012
Stock Option Plans:
Weighted average risk-free interest rate	1.75%	1.69%	0.86%	0.88%
Dividend yield	1%	1%	1%	0%
Weighted average volatility	28%	39%	39%	38%
Expected life	5.5 yrs	5.8 yrs	5.8 yrs	5.8 yrs

LTPP:
Volatility of Agilent shares	25%	36%	37%	41%
Volatility of selected peer-company shares	12%-57%	13%-57%	6%-64%	17%-75%
Price-wise correlation with selected peers	37%	47%	49%	62%

Grants of Plan-Based Awards in Last Fiscal Year

The following table sets forth certain information regarding grants of plan-based awards to each of our NEOs during fiscal year 2015. For more information please refer to the “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in Fiscal Year 2015
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying	All Other Stock	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#) (3)	(#)	($/Sh)	($)
Michael R. McMullen	11/19/2014	$145,714	$633,427	$1,266,854	—	—	—	—	—	—	—
	5/19/2015	$42,750	$427,500	$855,000	—	—	—	—	—	—	—
	11/19/2014	—	—	—	$449,568	$1,798,272	$3,596,543	—	—	—	$1,798,272
	11/19/2014	—	—	—	—	—	—	162,601	—	$40.80	$1,717,143
	3/18/2015	—	—	—	$180,483	721,933	$1,443,867	—	—	—	721,933
	3/18/2015	—	—	—	—	—	—	66,162		$42.12	$717,381
Didier Hirsch	11/19/2014	$78,000	$300,000	$600,000	—	—	—	—	—	—	—
	5/19/2015	$18,000	$180,000	$360,000	—	—	—	—	—	—	—
	11/19/2014	—	—	—	$262,253	$1,049,012	$2,098,025	—	—	—	$1,049,012
	11/19/2014	—	—	—	—	—	—	94,850	—	$40.80	$1,001,660
Mark Doak	11/19/2014	$55,250	$212,500	$425,000	—	—	—	—	—	—	—
	5/19/2015	$12,750	$127,500	$255,000	—	—	—	—	—	—	—
	11/19/2014	—	—	—	$137,364	$549,457	$1,098,914	—	—	—	$549,457
	11/19/2014	—	—	—	—	—	—	49,683	—	$40.80	$524,676
Henrik Ancher-Jensen	11/19/2014	$52,000	$200,000	$400,000	—	—	—	—	—	—	—
	5/19/2015	$12,000	$120,000	$240,000	—	—	—	—	—	—	—
	11/19/2014	—	—	—	$68,682	$274,728	$549,457	—	—	—	$274,728
	11/19/2014	—	—	—	—	—	—	24,841	—	$40.80	$262,333
Patrick Kaltenbach	11/19/2014	$51,760	$203,870	$407,741	—	—	—	—	—	—	—
	5/19/2015	$12,544	$125,439	$250,877	—	—	—	—	—	—	—
	11/20/2014	—	—	—	$126,284	$505,138	$1,010,276	—	—	—	$505,138
	11/20/2014	—	—	—	—	—	—	45,167	—	$41.26	$481,253
William P. Sullivan	11/19/2014	$78,750	$787,500	$1,575,000	—	—	—	—	—	—	—
	5/19/2015	$15,750	$157,500	$315,000	—	—	—	—	—	—	—
	11/19/2014	—	—	—	$764,279	$3,057,116	$6,114,232	—	—	—	$3,057,116
	11/19/2014	—	—	—	—	—	—	184,281	—	$40.80	$1,946,094
____________________

(1)	Reflects the value of the potential payout targets for fiscal year 2015 pursuant to the annual award program under Agilent’s Performance-Based Compensation Plan. Actual payout amounts under this plan are disclosed in the “Summary Compensation Table.” Mr. McMullen’s target amounts for November 19, 2014 and May 19, 2015 include his increase in target bonus as a result of his promotion to CEO on March 18, 2015.

EXECUTIVE COMPENSATION

(2)	Reflects the value of potential payout of the target number of performance shares granted in fiscal year 2015 for the FY15 through FY17 performance period under Agilent’s LTP Program. Actual payout of these awards, if any, will be determined by the Compensation Committee after the end of the performance period depending on whether the performance criteria set forth in Agilent’s LTP Program were met. Payout, if any, will be in the form of Agilent common stock. Please see section entitled “Long-Term Incentives” for disclosure regarding material terms of the LTP Program. Mr. McMullen’s target award shares under the LTP Program increased as a result of his promotion to CEO on March 18, 2015.

(3)	Reflects options granted in fiscal year 2015 under the 2009 Stock Plan in accordance with Agilent’s long-term incentive goals as described in the “Compensation Discussion and Analysis—Long-Term Incentives.” Such options vest at 25% per year over four years. Mr. McMullen’s target award options increased as a result of his promotion to CEO on March, 18, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of options, performance-based stock awards and restricted stock units, by our NEOs as of October 31, 2015.

Outstanding Equity Awards at Fiscal Year 2015 Year End
		Option Awards (1)					Restricted Stock Unit Awards		Performance Share Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units That Have Not Vested ($)	Number of Unearned Shares That Have Not Vested (#) (3)	Market Value of Shares That Have Not Vested ($)
Name		Exercisable	Unexercisable
Michael R. McMullen	11/18/2008	26,885	0	$13.89	11/18/2009	11/17/2018	—	—	—	—
	11/18/2009	130,037	0	$21.53	11/18/2010	11/17/2019	—	—	—	—
	11/17/2010	94,962	0	$25.73	11/17/2011	11/16/2020	—	—	—	—
	11/17/2011	65,550	21,853	$27.19	11/17/2012	11/16/2021	—	—	—	—
	11/21/2012	49,270	49,273	$26.19	11/21/2013	11/20/2022	—	—	—	—
	11/20/2013	18,178	54,538	$39.12	11/20/2014	11/19/2023	—	—	—	—
	11/19/2014	0	162,601	$40.80	11/19/2015	11/18/2024	—	—	—	—
	3/18/2015	0	66,162	$42.12	3/18/2016	3/17/2025	—	—	—	—
	11/21/2012	—	—	—	—	—	—	—	25,061	$946,321
	11/20/2013	—	—	—	—	—	—	—	20,210	$763,113
	9/17/2014	—	—	—	—	—	—	—	9,738	$367,706
	9/17/2014	—	—	—	—	—	—	—	14,479	$546,727
	11/19/2014	—	—	—	—	—	—	—	36,577	$1,381,148
	3/18/2015	—	—	—	—	—	—	—	14,224	$537,098
Total		384,882	354,427				0	$0	120,289	$4,542,113

Didier Hirsch	11/17/2010	89,026	0	$25.73	11/17/2011	11/16/2020	—	—	—	—
	11/17/2011	69,407	23,138	$27.19	11/17/2012	11/16/2021	—	—	—	—
	11/21/2012	53,376	53,379	$26.19	11/21/2013	11/20/2022	—	—	—	—
	11/20/2013	19,161	57,486	$39.12	11/20/2014	11/19/2023	—	—	—	—
	11/19/2014	0	94,850	$40.80	11/19/2015	11/18/2024	—	—	—	—
	11/21/2012	—	—	—	—	—	—	—	27,150	$1,025,185
	11/20/2013	—	—	—	—	—	—	—	21,303	$804,406
	11/19/2014	—	—	—	—	—	—	—	21,337	$805,685
Total		230,970	228,853				0	$0	69,790	$2,635,276

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year 2015 Year End
		Option Awards (1)					Restricted Stock Unit Awards		Performance Share Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units That Have Not Vested ($)	Number of Unearned Shares That Have Not Vested (#) (3)	Market Value of Shares That Have Not Vested ($)
Name		Exercisable	Unexercisable
Mark Doak	11/18/2009	6	0	$21.53	11/18/2010	11/17/2019	—	—	—	—
	11/17/2011	11,180	3,730	$27.19	11/17/2012	11/16/2021	—	—	—	—
	11/21/2012	0	7,938	$26.19	11/21/2013	11/20/2022	—	—	—	—
	11/20/2013	3,143	9,434	$39.12	11/20/2014	11/19/2023	—	—	—	—
	11/19/2014	0	49,683	$40.80	11/19/2015	11/18/2024	—	—	—	—
	11/21/2012	—	—	—	—	—	—	—	4,038	$152,457
	11/20/2013	—	—	—	—	—	—	—	3,496	$131,992
	9/17/2014	—	—	—	—	—	—	—	3,524	$133,077
	9/17/2014	—	—	—	—	—	—	—	5,241	$197,884
	11/19/2014	—	—	—	—	—	—	—	11,176	$422,006
Total		14,329	70,785				0	$0	27,475	$1,037,416

Henrik Ancher-Jensen	11/19/2014	0	24,841	$40.80	11/19/2015	11/18/2024	—	—	—	—
	11/20/2013	—	—	—	—	—	—	—	10,925	$412,513
	11/19/2014	—	—	—	—	—	—	—	5,588	$211,003
Total		0	24,841				0	$0	16,513	$623,516

Patrick Kaltenbach	11/17/2011	3,658	1,608	$27.19	11/17/2012	11/16/2021	—	—	—	—
	11/21/2012	5,200	6,571	$26.19	11/21/2013	11/20/2022	—	—	—	—
	11/20/2013	2,358	7,074	$39.12	11/20/2014	11/19/2023	—	—	—	—
	11/20/2014	0	45,167	$41.26	11/20/2015	11/19/2024	—	—	—	—
	11/21/2012	—	—	—	—	—	—	—	3,341	$126,152
	11/20/2013	—	—	—	—	—	—	—	2,621	$98,968
	11/20/2014	—	—	—	—	—	—	—	10,160	$383,642
Total		11,216	60,420				0	$0	16,122	$608,762

William P. Sullivan	11/17/2011	0	100,258	$27.19	11/17/2012	11/16/2021	—	—	—	—
	11/21/2012	232,670	232,672	$26.19	11/21/2013	11/20/2022	—	—	—	—
	11/20/2013	83,526	250,579	$39.12	11/20/2014	11/19/2023	—	—	—	—
	11/19/2014	0	184,281	$40.80	11/19/2015	11/18/2024	—	—	—	—
	11/20/2013	—	—	—	—	—	35,641	$1,345,804	—	—
	11/21/2012	—	—	—	—	—	—	—	118,346	$4,468,745
	11/20/2013	—	—	—	—	—	—	—	92,861	$3,506,431
	11/19/2014	—	—	—	—	—	—	—	62,182	$2,347,992
Total		316,196	767,790				35,641	$1,345,804	273,389	$10,323,168
____________________

(1)	All share amounts reflect shares outstanding as of October 31, 2015. In November 2014, all outstanding shares from grants made prior to November 1, 2014 were adjusted due to the spin-off of Keysight Technologies.

(2)	Amounts reflect unvested restricted stock units. As of October 31, 2015. The remainder of Mr. Sullivan’s award will vest on November 19, 2015 and November 19, 2016.

(3)	Amounts reflect multiple unvested performance share awards that are outstanding simultaneously as of the end of fiscal year 2015 for each NEO under the LTP Program. The performance share awards granted on November 21, 2012 were vested and assessed on November 18, 2015. The performance share awards granted on November 20, 2013 will vest and be assessed in November 2016. The performance share awards granted on November 19, 2014 will vest and be assessed in November 2017.

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested at Fiscal Year-End

The following table sets forth information on stock option exercises and stock vesting in fiscal year 2015 and the value realized on the date of exercise, if any, by each of our NEOs.

Option Exercises and Stock Vested in Fiscal Year 2015
			Restricted Stock &
	Option Awards		Restricted Stock Units		Performance Awards
	Number of		Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	Upon Vesting	on Vesting	Upon Vesting	on Vesting
Name	(#)	($)	(#)	($)	(#) (1)	($) (2)
Michael R. McMullen	43,130	$715,436	41,061	$1,693,356	0	$0
Didier Hirsch	55,243	$1,153,474	2,530	$104,337	0	$0
Mark Doak	25,095	$376,978	0	$0	0	$0
Henrik Ancher-Jensen	0	$0	0	$0	0	$0
Patrick Kaltenbach	2,249	$36,293	1,177	$48,022	0	$0
William P. Sullivan	404,640	$5,987,528	17,819	$735,212	0	$0
____________________

(1)	Amounts reflect the performance shares granted in fiscal year 2013 pursuant to the LTP Program for the fiscal year 2013-2015 performance period and paid out in calendar year 2015.

(2)	The market value of these awards is based on the closing price of Agilent’s common stock on November 18, 2015.

Pension Benefits

The following table shows the estimated present value of accumulated benefits, including years of service, payable at normal retirement age (65) to our NEOs under the Deferred Profit-Sharing Plan (“DPSP”), the Retirement Plan and the Supplemental Benefit Retirement Plan. To calculate an eligible employee’s years of service, the pension plans will bridge each eligible employee’s service, if any, with Hewlett-Packard Company prior to June 2, 2000 to that eligible employee’s service with Agilent on or after June 2, 2000; the total years of service will reflect employment service from both Hewlett-Packard and Agilent, capped at 30 years of service. The cost of all three plans is paid entirely by Agilent. The present value of accumulated benefit is calculated using the assumptions under Accounting Standards Codification Topic 715: Compensation – Retirement Benefits for the fiscal year end measurement (as of October 31, 2015). The present value is based on a lump sum interest rate of 6.00%, DPSP rate of return of 7.5% and the “applicable mortality table” described in section 417(e)(3) of the Internal Revenue Code. See also Note 15 to Agilent’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended October 31, 2015, as filed with the SEC on December 18, 2015.

Pension Benefits
		Agilent Technologies, Inc.
	Eligible for				Number		Present
	Full	Deferred		Supplemental	of Years	Payments	Value of
	Retirement	Profit-Sharing	Retirement	Benefit Plan	of Credited	During Last	Accumulated
Name	Benefits?	Plan ($)	Plan ($)	($)	Service (#)	Fiscal Year ($)	Benefit ($)
Michael R. McMullen	Y	$189,004	$786,972	$784,355	30	$0	$1,760,330
Didier Hirsch	Y	$0	$593,960	$527,445	16	$0	$1,121,405
Mark Doak	Y	$180,956	$688,753	$45,632	30	$0	$915,341
Henrik Ancher-Jensen	N	$0	$79,736	$45,061	2	$0	$124,798
Patrick Kaltenbach	N	$0	$0	$0	0	$0	$0
William P. Sullivan	Y	$626,932	$408,501	$3,364,219	30	$0	$4,399,652

EXECUTIVE COMPENSATION

Retirement Plan

The Retirement Plan, which was closed to new participants as of November 1, 2014, guarantees a minimum retirement benefit payable at normal retirement age (the later of age 65 or termination). Benefits are accrued on a monthly basis as a lump sum payable at normal retirement age based on eligible pay and years of service up to a maximum of 30 years as follows:

For participants who have fewer than 15 years of service:

11% × target pay at the end of the month

PLUS

5% × target pay at the end of the month in excess of 50% of the Social Security Wage Base

For participants who have 15 or more years of service:

14% × target pay at the end of the month

PLUS

5% × target pay at the end of the month in excess of 50% of the Social Security Wage Base

Benefits under the Retirement Plan are payable as either (a) a single life annuity for single participants or as (b) a 50% joint and survivor annuity for married participants. Participants may elect to receive payments at any time following termination or retirement and in the above forms or as an actuarially equivalent 75% or 100% joint and survivor annuity, or as a one-time lump sum. Payments made prior to normal retirement age will be reduced in accordance with the plan provisions.

All regular full-time or regular part-time employees who were employees of Agilent prior to November 1, 2014 automatically become participants in the Retirement Plan on the May 1 or November 1 following completion of two years of service.

Deferred Profit-Sharing Plan

The Deferred Profit-Sharing Plan is a closed, defined contribution plan. The Deferred Profit-Sharing Plan was created by Hewlett-Packard and covers participants’ service with Hewlett-Packard before November 1, 1993 and is used as a floor offset for the Retirement Plan for service prior to November 1, 1993. There have been no contributions into the plan since October 31, 1993.

For service prior to November 1, 1993 (if any), the benefit due is the greater of (i) the benefit defined by the Retirement Plan formula, or (ii) the annuity value of the Deferred Profit-Sharing Plan account balance. Therefore, for service prior to November 1, 1993, the Retirement Plan guarantees a minimum retirement benefit.

Benefits under the Deferred Profit-Sharing Plan are payable at normal retirement age as either (i) a single life annuity for single participants, or (ii) a 50% joint and survivor annuity for married participants. Participants may elect to receive payments at any time following termination or retirement and in the above forms or as 75% or 100% joint and survivor annuity, or as a one-time lump sum.

EXECUTIVE COMPENSATION

Supplemental Benefit Retirement Plan

The Supplemental Benefit Retirement Plan, which was closed to new participants as of November 1, 2014, is an unfunded, non-qualified deferred compensation plan. Benefits payable under this plan are equal to the excess of the combined qualified Retirement Plan and Deferred Profit-Sharing Plan amount that would be payable in accordance with the terms of the Retirement Plan disregarding the benefit and compensation limitations imposed pursuant to sections 415 and 401(a)(17) of the Internal Revenue Code.

Benefits under the Supplemental Benefit Retirement Plan are payable upon termination or retirement as follows:

●	Accruals prior to January 1, 2005 are paid in a single lump sum in the January following the fiscal year in which the participant takes his qualified Retirement Plan benefit.
●

Accruals after December 31, 2004 are paid based on the date the participant retires or terminates: in January immediately following if retirement or termination occurs during the first six months of the year; or in July if retirement or termination occurs during the second six months of the year. Participants will receive a benefit in the form of either five annual installments (if the lump sum value is at least $150,000); or in a single lump sum (if the lump sum value is less than $150,000).

Non-Qualified Deferred Compensation in Last Fiscal Year

For fiscal year 2015, the non-qualified deferred compensation plan was available to all active employees on the US payroll with total target cash salary, including the short-term Performance-Based Compensation Plan, greater than or equal to $265,000.

There are three types of earnings that may be deferred under the program:

1.	100% of annual base pay earnings in excess of the IRS qualified plan limit of $265,000 for 2015;

2.	95% of bonus earnings, discretionary and cash compensation paid under the Performance-Based Compensation Plan; and

3.	95% of performance based compensation paid out in accordance with the terms of Agilent’s LTP Program. Awards under this program are paid out in the form of Agilent common stock.

Deferral elections may be made annually and are part of overall tax planning for many executives. There are several investment options available under the Plan, most of which mirror the investment choices under our tax-qualified 401(k) plan. All investment choices are made by the participant. Based on market performance, dividends and interest are credited to participants’ accounts from the funds that the participant has elected.

At the time participation is elected, employees must also elect payout in one of three forms, which can commence upon termination or be delayed by an additional one, two or three years following termination:

1.	a single lump sum payment;
2.	annual installments over a five-to-fifteen year period; or
3.	a single lump sum payment in January or July on or after 2017.

EXECUTIVE COMPENSATION

Payouts are distributed to eligible participants in January of the year following termination, if termination occurs during the first six months of the calendar year. Otherwise, payouts are distributed to eligible participants in July of the year following termination where termination occurs during the second half of the calendar year. No early distributions or withdrawals are allowed. When and if received, a participant in the LTP Program may elect to defer his or her shares through our 2005 Deferred Compensation Plan. The LTP Program shares are deferred in the form of Agilent common stock only. At the end of the deferral period, the LTP Program shares are simply released to the executive.

We have established a rabbi trust as a source of funds to make payments under the non-qualified deferred compensation plan. As of October 31, 2015, the rabbi trust with Fidelity Management Trust Company was fully funded, so there is no need for additional funding.

The table below provides information on the non-qualified deferred compensation of the NEOs for fiscal year 2015.

Non-Qualified Deferred Compensation
	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Fiscal
	Year	Year	Year	Distributions	Year-End
Name	($) (1)	($)	($) (2)	($)	($) (3)
Michael R. McMullen	$0	$0	$525	$0	$10,610
Didier Hirsch	$1,310,163	$0	-$1,277,386	$0	$6,534,635
Mark Doak	$105,430	$0	-$16,679	$0	$188,221
Henrik Ancher-Jensen	$0	$0	$0	$0	$0
Patrick Kaltenbach	$0	$0	$0	$0	$0
William P. Sullivan	$0	$0	-$3,633,666	$0	$12,136,333
____________________

(1)	The salary portion of the amounts reflected above is included in the amount reported as salary in the “Summary Compensation Table.”

(2)	Amounts reflected are not included in the “Summary Compensation Table” because the earnings are not “above-market.” These amounts include dividends, interest and change in market value.

(3)	Aggregate Balance at Last Fiscal Year End for Mr. Hirsch includes $166,386, equivalent to the aggregate lump sum balance for the Agilent Technologies, Inc. France Pension Plan (as described below). The present value is of accumulated benefit based on an interest rate of 3.00% and rate of return of 3.64% (as of January 1, 2015). The France Pension Plan is only valued once a year, and the benefit value as of October 31, 2015 is the same as that on January 1, 2015.

Agilent Technologies, Inc. France Pension Plan

The Agilent Technologies France Pension Plan is a defined contribution plan created by Hewlett-Packard in 1982 and is open to all exempt employees in France. Since Mr. Hirsch was originally employed by Hewlett-Packard France, he is the only NEO participating in this plan. The French Pension Scheme is not a tax-qualified defined contribution plan under the U.S. Internal Revenue Code.

Eligible employees must have Pensionable Salary above eight times the French Social Security Ceiling (“Tranche C” threshold) to be a participant of this plan. Agilent contributes 5% of Pensionable Salary and eligible employees contribute 3% of Pensionable Salary. Agilent no longer contributes to this plan on Mr. Hirsch’s behalf. Benefits under this plan are payable at the plan’s normal retirement age (age 65) or from age 60 with a 5% reduction per annum as a lifetime annuity resulting from the accumulated contributions and actual return on investments. Should the participant die prior to receiving benefits, the surviving spouse would receive 60% of the annuity accrued at the time of the participant’s death (death in service) or 60% of the actual annuity (death in retirement). In case of employment termination the accrued benefit retirement annuity and, where appropriate, contingent spouse’s pension is deferred to normal retirement age.

EXECUTIVE COMPENSATION

The Agilent Technologies, Inc. German Pension Plan

The Agilent Technologies German Pension Plan (PPL) is a Defined Benefit plan inherited from Hewlett-Packard and has been closed to new entrants since Dec 31, 1994. Mr. Kaltenbach is the only NEO participating in this plan. The plan offers retirement, disability and death benefits. Benefits under the plan are calculated as 0.5% of the last two years Pensionable Salary up to the SSC (Social Security Ceiling) plus 2% of the last 2 years Pension Salary in excess of the SSC, multiplied by the pensionable service (max 40 years). There is no employee contribution. Benefits are payable at age 65 with accrual reductions before age 60. The plan also provides death and disability coverage (60% for widow and widower and 15% for orphans).

The Agilent Technologies, Inc. International Relocation Benefit Plan

The Agilent Technologies, Inc. International Relocation Benefit Plan (“IRBP”) is an unfunded program that was created by Hewlett-Packard in 1989 and was open to employees who transferred from one country payroll to another at the Company’s request prior to December 1, 2001. Mr. Hirsch transferred from France to the United States at the Company’s request in September 1999. Upon transfer to the US payroll, he became eligible to participate in the Company’s US retirement programs and was no longer eligible to accrue benefits under the France Pension Plan. As he transferred at the Company’s request, he became eligible for the IRBP. The objective of the IRBP is to mitigate the possible estimated retirement income loss under country social security plans, governmental programs and Agilent retirement schemes to an employee who has transferred internationally on a permanent, company-sponsored basis. The plan was closed to new participants effective November 30, 2001. Effective May 1, 2012, the IRBP benefit was frozen for all participants. Mr. Hirsch’s benefit was $98,422 as of October 31, 2015. The frozen IRBP benefit will accrue interest at 2% annum until his retirement. Any loss of retirement income resulting from Mr. Hirsch’s no longer accruing benefits under the foregoing French arrangements will be paid to Mr. Hirsch in a single lump sum upon retirement from the Company’s general assets as soon as administratively feasible.

Termination and Change of Control Arrangements

Set forth below is a description of the plans and agreements that could result in potential payments to the NEOs in the case of their termination of employment and/or a change of control of Agilent.

Change of Control Agreements

Each NEO has signed a Change of Control Agreement. Under these agreements, in the event that within 24 months after a change of control of Agilent, Agilent or its successor terminates the employment of such executive without cause or an event constituting good reason occurs and the executive resigns within three months after such an event, the executive will be entitled to: (i) two times, or solely with respect to the CEO, three times, the sum of such executive’s base salary and target bonus, (ii) payment of $80,000 for medical insurance premiums, (iii) full vesting of all outstanding options and stock awards not subject to performance-based vesting, and (iv) a prorated portion of any bonus. The Compensation Committee amended our forms of change of control agreement to remove tax gross-ups of parachute payments. These amended forms of agreements are used with any newly executed agreements after July 14, 2009. In September 2014, the Compensation Committee further amended these agreements to expand the change of control definition, add anticipatory termination language, more clearly define how the prorated bonus is calculated and clarify treatment of LTPP awards.

EXECUTIVE COMPENSATION

For agreements entered into before July 14, 2009 and to the extent that the payment of these benefits triggers the excise tax under Section 4999 of the Code or any comparable federal, state, local or foreign excise tax, Agilent will be responsible for payment of any additional tax liability arising from the application of such excise tax, subject to certain exceptions. Only one officer, not the CEO, has an agreement entered into prior to July 14, 2009 that contains a tax gross-up provision. In exchange for such consideration, this executive has agreed to execute a release of all of the executive’s rights and claims relating to his or her employment.

Under the current agreements a “change of control” means occurrence of any of the following events: (i) the sale, exchange, lease or other disposition or transfer of all or substantially all of the assets of Agilent to a third party; (ii) a merger or consolidation involving Agilent in which the stockholders of Agilent immediately prior to such merger or consolidation are not the owners of more than 75% of the total voting power of the outstanding voting securities of Agilent after the transaction; (iii) the acquisition of beneficial ownership of at least 25% of the total voting power of the outstanding voting securities of Agilent by a third person; or (iv) Individuals who, as of Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board.

“Good reason” means (i) the reduction of the officer’s rate of pay, other than reductions that apply to employees generally and variable and performance reductions; (ii) reduction in benefits or failure to receive the same benefits as similarly situated employees; (iii) a change in the officer’s duties, responsibilities, authority, job title, or reporting relationships resulting in a significant diminution of position, subject to certain exceptions; (iv) the relocation to a worksite that is more than 35 miles from his prior worksite and which increases the distance between such executive’s home and principal office by more than 35 miles, unless executive accepts such relocation opportunity; (v) the failure or refusal of a successor to Agilent to assume Agilent’s obligations under the agreement, or (vi) a material breach by Agilent or any successor to Agilent of any of the material provisions of the agreement.

Under these agreements, “cause” means misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty which has a material adverse effect on Agilent’s business or reputation; (ii) repeated unexplained or unjustified absences from Agilent; (iii) refusal or willful failure to act in accordance with any specific directions, orders or policies of Agilent that has a material adverse effect on Agilent’s business or reputation; (iv) a material and willful violation of any state or federal law that would materially injure the business or reputation of Agilent as reasonably determined by the Board; (v) participation in a fraud or act of dishonesty against Agilent which has a material adverse effect on Agilent’s business or reputation; (vi) conduct by the officer which the Board determines demonstrates gross unfitness to serve; or (vii) intentional, material violation by the officer of any contract between the officer and Agilent or any statutory duty of the officer to Agilent that is not corrected within thirty days after written notice to the officer.

In addition, in the event of a change of control:

1.	Participants in the LTP Program would receive at the earlier of the end of the performance period or termination of the program, an LTP Program payout equivalent to the greater of the target award or the accrued amount of the payout, and in the case of termination during the first 12 months of the performance cycle, prorated for the amount of time elapsed during the first twelve months of the performance period; and

2.	Participants who receive restricted stock unit awards would vest in full immediately prior to the closing of the transaction, unless the awards are assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor.

EXECUTIVE COMPENSATION

Termination and Change of Control Table

For each of the NEOs, the table below estimates the amount of compensation that would be paid in the event of the following:

i.	a change of control of Agilent occurs and executive is terminated without cause or voluntarily terminates at a time when an event constituting good reason has occurred, in both cases either within 24 months following the change of control or within 3 months prior to such change of control;

ii.	a voluntary termination by executive or an involuntary termination of the executive by Agilent with or without cause;

iii.	the termination of executive due to death or disability;

iv.	the retirement of executive; or

v.	the termination of executive as part of a Workforce Management Program.

The amounts shown assume that each of the terminations was effective October 31, 2015.

		(i)	(ii)
		Involuntary	Voluntary
		Termination or	Termination or
		Resignation for	Involuntary			(v)
		Good Cause in	Termination	(iii)		Workforce
		Connection with	with or without	Death or	(iv)	Management
		a Change of	Cause	Disability	Retirement	Program
Name	Type of Benefit	Control ($)	($)	($) (1)	($) (2)	($) (3)
Michael R.	Cash Severance Payments	$6,270,000	$0	$0	$0	$0
McMullen	Continuation of Benefits (4)	$80,000	$0	$0	$0	$0
	Stock Award Acceleration	$4,542,113	$0	$4,542,113	$0	$0
	Stock Award Cont’d Vesting	$0	$0	$0	$4,542,113	$4,542,113
	Stock Option Acceleration (5)	$801,075	$0	$801,075	$0	$801,075
	Stock Option Cont’d Vesting (5)	$0	$0	$0	$801,075	$0
	Pension Benefits (6)	$1,198,011	$1,198,011	$1,198,011	$1,198,011	$1,198,011
	Total Termination Benefits:	$12,891,199	$1,198,011	$6,541,199	$6,541,199	$6,541,199

Didier	Cash Severance Payments	$2,160,000	$0	$0	$0	$0
Hirsch (7)	Continuation of Benefits (4)	$80,000	$0	$0	$0	$0
	Stock Award Acceleration	$2,635,276	$0	$2,635,276	$0	$0
	Stock Award Cont’d Vesting	$0	$0	$0	$2,635,276	$2,635,276
	Stock Option Acceleration (5)	$862,164	$0	$862,164	$0	$0
	Stock Option Cont’d Vesting (5)	$0	$0	$0	$862,164	$862,164
	Pension Benefits (6)	$1,192,825	$1,192,825	$1,192,825	$1,192,825	$1,192,825
	Excise Tax Gross-Up (8)	$0	$0	$0	$0	$0
	Total Termination Benefits:	$6,930,265	$1,192,825	$4,690,265	$4,690,265	$4,690,265

Mark Doak	Cash Severance Payments	$1,530,000	$0	$0	$0	$0
	Continuation of Benefits (4)	$80,000	$0	$0	$0	$0
	Stock Award Acceleration	$1,037,416	$0	$1,037,416	$0	$0
	Stock Award Cont’d Vesting	$0	$0	$0	$1,037,418	$1,037,418
	Stock Option Acceleration (5)	$131,269	$0	$131,269	$0	$0
	Stock Option Cont’d Vesting (5)	$0	$0	$0	$131,269	$131,269
	Pension Benefits (6)	$808,204	$808,204	$808,204	$808,204	$808,204
	Total Termination Benefits:	$3,586,889	$808,204	$1,976,889	$1,976,889	$1,976,889

EXECUTIVE COMPENSATION

		(i)	(ii)
		Involuntary	Voluntary
		Termination or	Termination or
		Resignation for	Involuntary			(v)
		Good Cause in	Termination	(iii)		Workforce
		Connection with	with or without	Death or	(iv)	Management
		a Change of	Cause	Disability	Retirement	Program
Name	Type of Benefit	Control ($)	($)	($) (1)	($) (2)	($) (3)
Henrik	Cash Severance Payments	$1,440,000	$0	$0	$0	$0
Ancher-	Continuation of Benefits (4)	$80,000	$0	$0	$0	$0
Jensen	Stock Award Acceleration	$623,516	$0	$623,516	$0	$0
	Stock Award Cont’d Vesting	$0	$0	$0	$623,516	$623,516
	Stock Option Acceleration (5)	$0	$0	$0	$0	$0
	Stock Option Cont’d Vesting (5)	$0	$0	$0	$0	$0
	Pension Benefits (6)	$60,767	$60,767	$60,767	$60,767	$60,767
	Total Termination Benefits:	$2,204,283	$60,767	$684,283	$684,283	$684,283

Patrick	Cash Severance Payments (9)	$1,504,561	$0	$0	$0	$0
Kaltenbach	Continuation of Benefits (4)	$80,000	$0	$0	$0	$0
	Stock Award Acceleration	$608,762	$0	$608,762	$0	$0
	Stock Award Cont’d Vesting	$0	$0	$0	$608,762	$608,762
	Stock Option Acceleration (5)	$93,023	$0	$93,023	$0	$93,023
	Stock Option Cont’d Vesting (5)	$0	$0	$0	$93,023	$0
	Pension Benefits (6)	$0	$0	$0	$0	$0
	Total Termination Benefits:	$2,286,346	$0	$701,785	$701,785	$701,785

William P.	Cash Severance Payments	$4,725,000	$0	$0	$0	$0
Sullivan (10)	Continuation of Benefits (4)	$80,000	$0	$0	$0	$0
	Stock Award Acceleration	$11,668,972	$0	$11,668,972	$0	$0
	Stock Award Cont’d Vesting	$0	$0	$0	$11,668,972	$11,668,972
	Stock Option Acceleration (5)	$3,751,742	$0	$3,751,742	$0	$0
	Stock Option Cont’d Vesting (5)	$0	$0	$0	$3,751,742	$3,751,742
	Pension Benefits (6)	$5,230,677	$5,230,677	$5,230,677	$5,230,677	$5,230,677
	Total Termination Benefits:	$25,456,391	$5,230,677	$20,651,391	$20,651,391	$20,651,391
____________________

(1)	Under the 2009 Stock Plan and the LTP Program, if an employee dies or is fully disabled, his or her unvested stock options and stock awards shall fully vest. In both cases, unvested stock awards under the LTP Program will be paid out only to the extent the performance goals are satisfied.

(2)	Under the 2009 Stock Plan and the LTP Program, if an employee retires from Agilent, all unvested restricted stock awards and/or stock options continue to vest per the original terms of the grant. Unvested stock awards under the LTP Program will be paid out only to the extent the performance goals are satisfied. As of October 31, 2015, Mr. Hirsch, Mr. Doak and Mr. Sullivan were eligible for such continued vesting upon retirement.

(3)	If an employee is part of a Workforce Management Program, all unvested stock options fully vest upon termination and all unvested restricted stock awards continue to vest per the original terms of the grant. Unvested stock awards under the LTP Program will be paid out only to the extent the performance goals are satisfied. If an employee is retiree eligible and part of a Workforce Management Program, all unvested stock options and unvested restricted stock units continue to vest.

(4)	Flat lump sum benefit for healthcare expenses, including additional health plan premium payments that may result from termination in the event of change of control.

(5)	Calculated using the in-the-money value of unvested options as of October 31, 2015, the last business day of Agilent’s last completed fiscal year. The closing price of Agilent common stock as of October 31, 2015 was $37.76.

(6)	For information regarding potential payments upon termination under the 2005 Deferred Compensation Plan and the Retirement Plan, the Supplemental Benefit Retirement Plan and the Deferred Profit-Sharing Plan, in which our NEOs participate, see “Non-Qualified Deferred Compensation in Last Fiscal Year” and “Pension Benefits” above.

EXECUTIVE COMPENSATION

(7)	In the case of Mr. Hirsch, to the extent that the payment of the listed benefits triggers the excise tax under Section 4999 of the Code or any comparable federal, state, local or foreign excise tax, Agilent will be responsible for payment of any additional tax liability arising from the application of such excise tax. However, Mr. Hirsch shall not be entitled to receive a gross-up payment if (i) the payment of the listed benefits may be reduced to an amount (the “Reduced Amount”) sufficient to result in no portion of such payment being subject to an excise tax, and (ii) after reducing such payment by the Reduced Amount, the executive would receive, on a pre-tax basis, an amount not less than 90% of the value of the unreduced payment on a pre-taxed basis.

(8)	We determined the amount of the excise tax payment in accordance with the provisions of Section 280G of the Code. We utilized the following key assumptions to determine the tax gross-up payment: (i) the interest rate assumption was 120% of the applicable federal rate effective for the month of October 2015, compounded semiannually; (ii) a statutory federal income tax rate of 39.6%, Medical tax rate of 2.35%, California income tax rate of 13.3%; (iii) Section 280G “base amount” was determined based on average W-2 compensation for the period from 2010-2014; and (iv) equity grants made within one year of transaction were in the ordinary course of business and were not in contemplation of a transaction.

(9)	Since Mr. Kaltenbach lived in Germany during fiscal year 2015, his amount of cash severance payments was determined based on two times (i) his fiscal year 2015 base salary of 379,905 Euro and (ii) his target bonus of 80% of base salary, which was then converted from Euro to U.S. dollars based on the exchange rate in effect on the last day of fiscal year 2015, or 1.101 U.S. dollars per Euro.

(10)	Mr. Sullivan retired as Chief Executive Officer effective March 18, 2015 and continued his employment with Agilent as a senior advisor from March 18, 2015 through October 31, 2015. Notwithstanding the inclusion of the various termination scenarios in the table above, based on his retirement effective October 31, 2015, he is only eligible for the benefits with respect to the retirement scenario set forth above.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Agilent specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Agilent’s executive compensation program is administered by the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee, which is composed entirely of independent, non-employee directors, is responsible for approving and reporting to the Board on all elements of compensation for the executive officers. In this regard, the Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into Agilent’s 2015 Annual Report on Form 10-K.
Submitted by:
Compensation Committee
Koh Boon Hwee, Chairperson
Sue H. Rataj
George A. Scangos, Ph.D.
Tadataka Yamada, M.D.

APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 3 —	NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF AGILENT’S NAMED EXECUTIVE OFFICERS

The stockholders of Agilent are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. The stockholder vote is an advisory vote only and is not binding on Agilent or its Board of Directors. The Company currently intends to submit the compensation of the Company’s named executive officers annually, consistent with the advisory vote of the stockholders at the Company’s 2011 Annual Meeting.

Although the vote is non-binding, the Compensation Committee and the Board of Directors value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

As described more fully in the “Compensation Discussion and Analysis” and in “Executive Compensation” sections of the proxy statement, the Company’s named executive officers, as identified on page 30 are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. Our compensation policies and decisions are focused on pay-for-performance.

We are requesting your non-binding vote to approve the compensation of the Company’s named executive officers as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of the proxy statement.

Vote Required

The affirmative vote of a majority of the shares of Agilent common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Agilent’s Board recommends a vote FOR the approval of the compensation of
Agilent’s named executive officers for fiscal 2015.

AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO DECLASSIFY THE BOARD

PROPOSAL 4 —	APPROVAL OF AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS TO DECLASSIFY THE BOARD

The Company’s Amended and Restated Certificate of Incorporation (“Certificate”) and Amended and Restated Bylaws (the “Bylaws”) currently provide that the Board will be classified into three classes, as nearly equal in number as possible, with one class to be elected by the stockholders each year. As part of the Company’s commitment to effective governance practices, management and the Board undertook a review of current corporate governance trends and considered the view held by many institutional stockholders that transitioning to an annually elected board is preferable to maintaining a classified board. After careful consideration the Board has determined that it is appropriate to propose for stockholder consideration amendments to our Certificate and Bylaws that, if adopted, would eliminate the classified structure of our Board over a three-year period.

If this proposal is approved by the requisite percentage of stockholders, the Company will transition to a declassified structure under which current directors will serve out their remaining terms prior to standing for election and the entire Board will stand for election annually beginning in 2019. As part of the transition, at the Annual Meetings of Stockholders in 2017 and 2018, each of the Class II and Class III directors, respectively, will begin standing for annual election. The proposed amendments will not affect the unexpired term of any director elected prior to the Annual Meeting of Stockholders in 2017.

The proposed amendments to Article VII of the Certificate and Article III of the Bylaws are attached hereto as Annexes A and B, respectively.

If the requisite percentage of stockholders approve the amendments, the Company anticipates filing the amended Certificate with the Delaware Secretary of State promptly following the Annual Meeting. Additionally, the Bylaws will be amended and restated to reflect these changes thereafter.

Vote Required

The affirmative vote of the holders of at least eighty percent (80%) of the outstanding voting stock of the Company is required for approval of this proposal.

Agilent’s Board recommends a vote FOR the approval of the proposed amendments to our
Certificate and Bylaws to declassify the Board.

COMMON STOCK OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

COMMON STOCK OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 31, 2015, concerning each person or group known by Agilent, based on filings pursuant to Section 13(d) or (g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to own beneficially more than 5% of the outstanding shares of our Common Stock

Name and Address of Beneficial Owner	Amount and Nature	Percent of Class
T. Rowe Price Associates, Inc.	35,472,940 (1)	10.5%
100 E. Pratt Street
Baltimore, MD 21202
FMR LLC	23,189,364 (2)	6.915%
245 Summer Street
Boston, MA 02210
BlackRock, Inc.	21,338,354 (3)	6.4%
55 East 52nd Street
New York, NY 10022
The Vanguard Group	17,939,853 (4)	5.35%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2015 by T. Rowe Price Associates, Inc. The Schedule 13G/A indicates that T. Rowe Price Associates, Inc. has sole voting power with respect to 8,452,239 shares and sole dispositive power with respect to 35,472,940 shares. These securities are owned by various individual and institutional investors including T. Rowe Price International Ltd. and T. Rowe Price Mutual Funds which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	Based solely on information contained in a Schedule 13G filed with the SEC on February 13, 2015 by FMR LLC. The Schedule 13G indicates that FMR LLC has sole voting power with respect to 2,857,299 shares and sole dispositive power with respect to 23,189,364 shares. The Schedule 13G filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the “FMR Reporters”). The filing does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters.

(3)	Based solely on information contained in a Schedule 13G/A filed with the SEC on January 25, 2016 by BlackRock, Inc. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power with respect to 18,309,634 shares and sole dispositive power with respect to 21,338,354 shares.

(4)	Based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2015 by The Vanguard Group. The Schedule 13G indicates that The Vanguard Group has sole voting power with respect to 575,215 shares and sole dispositive power with respect to 17,398,018 shares.

The following table sets forth information, as of December 31, 2015, concerning:

●	the beneficial ownership of Agilent’s common stock by each director and each of the named executive officers included in the Summary Compensation Table herein; and
●	the beneficial ownership of Agilent’s common stock by all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of February 29, 2016, 60 days after December 31, 2015,

COMMON STOCK OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

	Number of		Total Number	Number of	Total Shares
	Shares of		of Shares	Shares Subject	Beneficially
	Common	Deferred	Beneficially	to Exercisable	Owned Plus
Name of Beneficial Owner	Stock	Stock (1)	Owned (2)	Options (3)	Underlying Units
Henrik Ancher-Jensen	7,027	0	7,027	6,120	13,147
Paul N. Clark	764	85,372	86,136	0	86,136
James G. Cullen	29,969 (4)	71,449	101,418	32,179	133,597
Mark Doak	25,259	1,589	26,848	37,593	64,441
Heidi Fields	31,042	51,408	82,450	32,179	114,629
Robert J. Herbold	45,760 (5)	0	45,760	32,179	77,939
Didier Hirsch	35,832 (6)	92,914	128,745	323,670	452,415
Koh Boon Hwee	47,520	12,355	59,876	32,179	92,055
Patrick Kaltenbach	20,463	0	20,463	29,757	50,220
Michael R. McMullen	144,588	0	144,588	490,199	634,787
Daniel K. Podolsky, M.D.	0	3,562	3,562	0	3,562
Sue H. Rataj	2,290	0	2,290	0	2,290
George A. Scangos, Ph.D.	5,880	792	6,672	0	6,672
William P. Sullivan	26,761	220,571	247,331	662,385	155,209
Tadataka Yamada, M.D.	12,486	17,730	30,216	0	30,216
All directors and executive officers	491,706	557,742	1,049,447	1,822,621	2,878,188
as a group (18) persons (7)

(1)	Represents the number of deferred shares or share equivalents held by Fidelity Management Trust Company under the Deferred Compensation Plan as to which voting or investment power exists.

(2)	Individual directors and executive officers as well as all directors and executive officers as a group beneficially own less than 1% of the 327,623,925 shares of Common Stock outstanding, as of December 31, 2015.

(3)	“Exercisable Options” means options that may be exercised as of February 19, 2016.

(4)	Includes 3,000 shares held by Mr. Cullen’s Family Limited Partnership.

(5)	Includes 43,260 shares held by Mr. Herbold’s Revocable Trust.

(6)	Includes 100 shares held by Mr. Hirsch’s spouse.

(7)	Includes 56,065 direct and indirect shares, and 150,301 exercisable options for a total of 206,366 shares held by executive officers not separately listed in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires Agilent’s directors, executive officers and holders of more than 10% of Agilent common stock to file reports with the SEC regarding their ownership and changes in ownership of Agilent stock. Agilent believes that during the 2015 fiscal year, its executive officers, directors and holders of 10% or more of our common stock complied with all Section 16(a) filing requirements.

In making these statements, Agilent has relied upon examination of copies of Forms 3, 4 and 5 provided to Agilent and the written representations of its directors and officers.

GENERAL INFORMATION ABOUT THE MEETING

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including this Proxy Statement and our 2015 Annual Report to Stockholders, by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, commencing on or about February 4, 2016, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to most of our stockholders which will instruct you how to access and review the proxy materials on the Internet. The Notice also instructs you to submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

Q:	Why am I receiving these materials?

A:	Agilent’s Board is providing these proxy materials to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with Agilent’s 2016 annual meeting of stockholders, which will take place on March 16, 2016. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	Who is soliciting my proxy?

A:	Agilent’s Board is soliciting proxies to be used at the annual meeting of stockholders on March 16, 2016, for the purposes set forth in the foregoing Notice.
Q:	What is included in these materials?

A:	These materials include:

●our Proxy Statement for Agilent’s annual meeting; and ●our 2015 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the annual meeting.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers and certain other required information.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of the close of business on January 19, 2016 (the “Record Date”) may be voted. You may cast one vote per share of common stock that you held on the Record Date. These include shares that are: (1) held directly in your name as the stockholder of record, including shares received or purchased through the Agilent Technologies, Inc. 1999 Stock Plan and 2009 Stock Plan and the Agilent Technologies, Inc. Employee Stock Purchase Plan, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee or held for your account by the Deferred Compensation Plans. On the Record Date, Agilent had approximately 327,768,902 shares of common stock issued and outstanding.

GENERAL INFORMATION ABOUT THE MEETING

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of Agilent hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Computershare, you are considered, with respect to those shares, the stockholder of record, and the Notice, or if requested, these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, Michael R. McMullen, Agilent’s Chief Executive Officer and Michael Tang, Agilent’s Senior Vice President, General Counsel and Secretary, or to vote in person at the annual meeting. If you requested printed copies of the proxy materials, Agilent has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone, as described below under the heading “How can I vote my shares without attending the annual meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you are invited to attend the annual meeting. You also have the right to direct your broker on how to vote these shares. Your broker or nominee should have enclosed a voting instruction card for you to direct your broker or nominee how to vote your shares. You may also vote by Internet or by telephone, as described below under “How can I vote my shares without attending the annual meeting?” However, shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder (stock brokerage, bank, or other nominee) giving you the right to vote the shares.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring proof of ownership of Agilent stock on the record date, such as the Notice of Internet Availability of Proxy Materials, legal proxy, voting instruction card provided by your broker, bank or nominee, or a proxy card as well as proof of identification. Even if you plan to attend the annual meeting, Agilent recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold your shares directly as the stockholder of record or beneficially in “street name”, you may direct your vote without attending the annual meeting by proxy. You can vote by proxy over the Internet or by telephone. Please follow the instructions provided in the Notice, or, if you request printed copies of proxy materials, on the proxy card or voting instruction card.

Q:	Can I revoke my proxy or change my vote?

A:	You may revoke your proxy or change your voting instructions prior to the vote at the annual meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions) or by attending the annual meeting and voting in person. Your

GENERAL INFORMATION ABOUT THE MEETING

attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	How are votes counted?

A:	In the election of directors, your vote may be cast “FOR” or “AGAINST” one or more of the nominees, or you may “ABSTAIN” from voting with respect to one or more of the nominees. Shares voting “ABSTAIN” have no effect on the election of directors.

For proposals 2, 3 and 4 your vote may be cast “FOR” or, “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN”, it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted as described below in “Abstentions and Broker Non-Votes

Abstentions and Broker Non-Votes

Any shares represented by proxies that are marked to “ABSTAIN” from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal. Abstentions and, if applicable, broker non-votes will not be counted as votes “FOR” or “AGAINST” a director nominee. Accordingly, abstentions are not counted for the purpose of determining the number of votes cast in the election of directors.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. In accordance with federal legislation adopted in 2010, the SEC has approved changes to NYSE Rule 452, the broker vote rule, that make executive compensation matters, including say-on-pay, non- routine matters. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum.

Proposals 1 (election of directors) 3 (approval of the compensation of Agilent’s named executive officers), and 4 (approval of amendments to the Amended and Restated Certificate of Incorporation and Bylaws to declassify the board) are not considered routine matters, and without your instruction, your broker cannot vote your shares. Because brokers do not have discretionary authority to vote on these proposals, broker non-votes will not be counted for the purpose of determining the number of votes cast on these proposals.

Q:	What is the voting requirement to approve each of the proposals?

A:	Proposal 1, Election of Directors:
Under our majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “FOR” a director must exceed 50% of the votes cast with respect to that director. Abstentions and broker non-votes will not count as a vote “for” or “against” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

Our board has adopted a policy under which, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to our Board. The Nominating/Corporate Governance Committee, or another duly appointed committee of the Board, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results. Agilent will publicly disclose the

GENERAL INFORMATION ABOUT THE MEETING

committee’s determination regarding the tendered resignation and the rationale behind the decision in a Current Report on Form 8-K filed with the SEC.

Proposal 2, Ratification of the Independent Registered Public Accounting Firm: The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against Proposal 2. The approval of Proposal 2 is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from this proposal.

Proposal 3, Approval of the Compensation of Agilent’s Named Executive Officers: The advisory vote regarding approval of the compensation of Agilent’s named executive officers requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Proposal 4, Approval of amendments to the Amended and Restated Certificate of Incorporation and Bylaws to declassify the Board: The vote regarding amendment of the Amended and Restated Certificate of Incorporation and Bylaws to declassify the board requires the affirmative vote of eighty percent (80%) of the outstanding voting stock. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner

Q:	What does it mean if I receive more than one Notice, proxy or voting instruction card?
A:	It means your shares are registered differently or are in more than one account. For each Notice you receive, please enter your vote on the Internet for each control number you have been assigned. If you receive paper copies of proxy materials, please provide voting instructions for all proxy and voting instruction cards you receive.
Q:	Where can I find the voting results of the annual meeting?
A:	Agilent will announce preliminary voting results at the annual meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting.
Q:	What happens if additional proposals are presented at the annual meeting?
A:	Other than the four proposals described in this Proxy Statement, Agilent does not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Michael R. McMullen, Agilent’s Chief Executive Officer, and Michael Tang, Agilent’s Senior Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason, any one or more of Agilent’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board
Q:	What is the quorum requirement for the annual meeting?
A:	The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares

GENERAL INFORMATION ABOUT THE MEETING

entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.
Q:	Who will count the vote?
A:	A representative of Computershare will tabulate the votes and act as the inspector of election.
Q:	Is my vote confidential?
A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Agilent or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation by the Board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to Agilent’s management.
Q:	Who will bear the cost of soliciting votes for the annual meeting?
A:	Agilent will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. Agilent has retained the services of Georgeson, Inc. (“Georgeson”) to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. Agilent estimates that it will pay Georgeson a fee of $13,000 for its services. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by Agilent’s directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, Agilent may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.
Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?
A:	You may submit proposals for consideration at future annual stockholder meetings, including director nominations.
Stockholder Proposals: In order for a stockholder proposal to be considered for inclusion in Agilent’s proxy statement for next year’s annual meeting, the written proposal must be received by Agilent no later than October 7, 2016 and should contain such information as is required under Agilent’s Bylaws. Such proposals will need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Agilent sponsored proxy materials. In order for a stockholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by Agilent no later than October 7, 2016 and should contain such information as required under Agilent’s Bylaws.
Nomination of Director Candidates: Agilent’s Bylaws permit stockholders to nominate directors at a stockholder meeting. In order to make a director nomination at an annual stockholder meeting, it is necessary that you notify Agilent not less than 120 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to stockholders.

GENERAL INFORMATION ABOUT THE MEETING

Agilent’s 2016 Proxy Statement was first sent to stockholders on February 4, 2016. Thus, in order for any such nomination notice to be timely for next year’s annual meeting, it must be received by Agilent not later than October 7, 2016. In addition, the notice must meet all other requirements contained in Agilent’s Bylaws and include any other information required pursuant to Regulation 14A under the Exchange Act.
Copy of Bylaw Provisions: You may contact the Agilent Corporate Secretary at Agilent’s corporate headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Additionally, a copy of Agilent’s Bylaws can be accessed on the Agilent Investor Relations Web site at http://www.investor.agilent.com. Click “Corporate Governance” and then “Governance Policies” on the left hand side of the screen.
Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?
A:	To reduce expenses, in some cases, we are delivering one set of the proxy materials or, where applicable, one Notice to certain stockholders who share an address, unless otherwise requested by one or more of the stockholders. For stockholders receiving hard copies of the proxy materials, a separate proxy card is included with the proxy materials for each stockholder. For stockholders receiving a Notice, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you have only received one set of the proxy materials or one Notice, you may request separate copies at no additional cost to you by calling us at (408) 553-2424 or by writing to us at Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attn: Shareholder Records. If you received a Notice and you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.
You may also request separate paper proxy materials or a separate Notice for future annual meetings by following the instructions for requesting such materials in the Notice, or by contacting us by calling or writing.
Q:	If I share an address with other stockholders of Agilent, how can we get only one set of voting materials for future meetings?
A:	You may request that we send you and the other stockholders who share an address with you only one Notice or one set of proxy materials by calling us at (408) 553-2424 or by writing to us at: Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attn: Shareholder Records.

GENERAL INFORMATION ABOUT THE MEETING

You may receive a copy of Agilent’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015 without charge by sending a written request to Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attn: Investor Relations.

By Order of the Board,

MICHAEL TANG
Senior Vice President, General Counsel
and Secretary
Dated: February 4, 2016

GENERAL INFORMATION ABOUT THE MEETING

DIRECTIONS TO AGILENT’S HEADQUARTERS

From the South (San Jose)

Take Highway 280 North towards San Francisco. Take the Stevens Creek/Lawrence Expressway exit and turn left onto Stevens Creek Blvd. for approximately 0.1 miles and then turn right into Agilent’s parking lot at the second stop light.

From the North (San Francisco)

Take Highway 280 South towards San Jose. Take the Stevens Creek Blvd/Lawrence Expressway exit. Turn left on Stevens Creek Blvd. for approximately 0.2 miles and turn left into Agilent’s parking lot at the first stop light.

Parking

Parking will be designated as you enter the parking lot.

©	Agilent Technologies, Inc. 2016 Printed in U.S.A. February, 2016
Printed on recycled paper with 30% post-consumer waste

Admission to the annual meeting will be limited to stockholders. You are entitled to attend the annual meeting only if you are a stockholder of record as of the close of business on January 19, 2016, the record date, or hold a valid proxy for the meeting. In order to be admitted to the annual meeting, you must present proof of ownership of Agilent stock on the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership on January 19, 2016, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders may also be asked to present a form of photo identification such as a driver’s license or passport. Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted at the annual meeting. Agilent reserves the right to inspect any persons or items prior to their admission to the annual meeting. Failure to follow the meeting rules or permit inspection will be grounds for exclusion from the annual meeting.

ANNEXES

Annex A

PROPOSED AMENDMENTS TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
AGILENT TECHNOLOGIES, INC.
(Additions are underlined, deletions are struck-out)

Article VII of the Amended and Restated Certificate of Incorporation shall be amended and restated to read as follows:

ARTICLE VII

For the management of the business and for the conduct of affairs of the Corporation, and in further definition, limitation and regulation of powers of the Corporation, of its directors and of its stockholder or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors of this Corporation shall be fixed and may be changed from time to time by resolution of the Board of Directors.

B. Until the election of directors at the 2019 annual meeting of stockholders, t~~T~~he Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2002, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of stockholders prior to the 2017 annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election~~.~~, with each director to hold office until such person’s successor shall have been elected and qualified. Commencing at the 2017 annual meeting of stockholders, directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected to hold office for a term expiring at the next annual meeting of stockholders following their election and until their successors are duly elected and qualified. Accordingly, at the 2017 annual meeting of stockholders, directors in the class whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2018 annual meeting of stockholders and until their successors are duly elected and qualified; at the 2018 annual meeting of stockholders, directors in the class whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2019 annual meeting of stockholders and until their successors are duly elected and qualified; and at the 2019 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders following their election and until their successors are duly elected and qualified. All directors, subject to such director’s earlier death, resignation, retirement, disqualification or removal from office, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor is duly elected and qualified. From and after the election of directors at the 2019 annual meeting of stockholders, any director or the entire board of directors may be removed from office for cause or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

ANNEXES

C. Notwithstanding the foregoing provisions of this Article VII, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D. Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, except as otherwise provided by law, shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors and not by the stockholders.

E. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

F. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

G. Advance notice of stockholder nomination for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ANNEXES

Annex B

PROPOSED AMENDMENTS TO
AMENDED AND RESTATED BYLAWS
OF AGILENT TECHNOLOGIES, INC.
(Additions are underlined, deletions are struck-out)

Sections 3.3, 3.4 and 3.5 of Article III of the Amended and Restated Bylaws shall be amended and restated as follows:

3.3 Election and Term of Office of Directors. Except as provided in the Certificate of Incorporation or Section 3.4 of these Bylaws, until the election of directors at the 2019 annual meeting of stockholders, directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2002, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of stockholders prior to the 2017 annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person’s successor shall have been elected and qualified or until such person’s earlier resignation or removal. Each director, including a director elected or appointed to fill a vacancy, shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Commencing at the 2017 annual meeting of stockholders, directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected to hold office for a term expiring at the next annual meeting of stockholders following their election and until their successors are duly elected and qualified. Accordingly, at the 2017 annual meeting of stockholders, directors in the class whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2018 annual meeting of stockholders and until their successors are duly elected and qualified; at the 2018 annual meeting of stockholders, directors in the class whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2019 annual meeting of stockholders and until their successors are duly elected and qualified; and at the 2019 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders following their election and until their successors are duly elected and qualified. All directors, subject to such director’s earlier death, resignation, retirement, disqualification or removal from office, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor is duly elected and qualified.

Except as provided in Section 3.4 of these Bylaws, each director shall be elected by the vote of a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this paragraph, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director. The votes cast shall include votes to withhold authority in each case and exclude abstentions with respect to that director’s election. If an incumbent director is not elected due to a failure to receive a majority of the votes cast as described above and his or her successor is not otherwise elected and qualified, the director shall offer to tender his or her resignation to the Board of Directors promptly following the certification of the stockholder vote. The Nominating/Corporate Governance Committee will consider the offer to resign and make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether

ANNEXES

other action should be taken. The Board of Directors will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Any director who tenders his or her offer to resign shall not participate in either the Nominating/Corporate Governance Committee’s or Board of Directors’ consideration or other actions regarding whether to accept the resignation offer. However, if each member of the Nominating/Corporate Governance Committee failed to receive a majority of the votes cast at the same election, then the independent directors who did receive a majority of the votes cast shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them. However, if the only directors who received a majority of the votes cast in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

If an incumbent director offers to resign pursuant to the foregoing paragraph and the resignation offer is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 3.4 hereof or may decrease the size of the Board of Directors pursuant to the provisions of Section 3.2 hereof.

Except as otherwise provided in the foregoing two paragraphs, each director, including a director elected or appointed to fill a vacancy, shall hold office until his successor is elected and qualified or until his earlier resignation or removal.

Directors need not be stockholders unless so required by the Certificate of Incorporation or by these Bylaws; wherein other qualifications for directors may be prescribed. Election of directors need not be by written ballot unless so required by the Certificate of Incorporation or by these Bylaws; wherein other qualifications for directors may be prescribed.

3.4 Resignation and Vacancies. Any director may resign effective on giving written notice to the chairman of the board, the chief executive officer, the secretary or the board of directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a director is effective at a future time, the board of directors may elect a successor to take office when the resignation becomes effective.

Unless otherwise provided in the Certificate of Incorporation or these Bylaws:

(i)	Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Each director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until a successor has been elected and qualified.
(ii)	Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate

ANNEXES

of a stockholder, may call a special meeting of stockholders solely for the purpose of electing directors in accordance with the provisions of the Certificate of Incorporation or these Bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the General Corporation Law of Delaware.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the then outstanding shares having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the General Corporation Law of Delaware as far as applicable.

3.5 Removal. Unless otherwise restricted by statute, by the Certificate of Incorporation or by these Bylaws, prior to the election of directors at the 2019 annual meeting of stockholders, any director or the entire board of directors may be removed from office only for cause by the holders of a majority of the shares then entitled to vote at an election of directors. From and after the election of directors at the 2019 annual meeting of stockholders, any director or the entire board of directors may be removed from office for cause or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on March 16, 2016.

Vote by Internet ● Go to www.envisionreports.com/agilent ● Or scan the QR code with your smartphone ● Follow the steps outlined on the secure website

Vote by telephone
●   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
●   Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1.	Election of Directors: To elect three directors to a 3-year term. At the annual meeting, the Board of Directors intends to present the following nominees for election as directors:
			For	Against	Abstain			For	Against	Abstain			For	Against	Abstain
	01 -	Paul N. Clark	☐	☐	☐	02 -	James G. Cullen	☐	☐	☐	03 -	Tadataka Yamada, M.D.	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm.	☐	☐	☐	3.	To approve, on a non-binding advisory basis, the compensation of Agilent’s named executive officers.	☐	☐	☐

4.	To approve amendments to our Amended and Restated Certificate of Incorporation and Bylaws to declassify the Board.	☐	☐	☐	5.	To consider such other business as may properly come before the annual meeting.

B	Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AGILENT TECHNOLOGIES, INC.

Annual Meeting of Stockholders—March 16, 2016

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Michael R. McMullen and Michael Tang, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Common Stock of Agilent Technologies, Inc. held of record by the undersigned on January 19, 2016, at the Annual Meeting of Stockholders to be held on Wednesday, March 16, 2016, or any postponement or adjournment thereof.

IMPORTANT—This Proxy must be signed and dated on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

(Continued and to be voted on reverse side.)